Exhibit 15.1

emerald
HEALTH THERAPEUTICS

Emerald Health Therapeutics Inc. (EMH.TSXV)

Management Discussion & Analysis
For the years ended December 31, 2019, 2018 and 2017

Enhancing Health Through Cutting Edge Cannabis Science

Who We Are

Emerald is led by a team of life science professionals that are dedicated to advancing health and wellness through science. Specifically, we have focused on harnessing the power of the endocannabinoid system and the cannabis plant with the goal of delivering better, more controlled outcomes for consumers seeking to enhance health and wellness, as well as those in the adult recreational segment.

The Emerald Difference

Our goals are to:

- Realize increasing value from one of the world's best performing growing facilities and see a significant revenue growth resulting from our two operational purpose-built production facilities.
- Establish and leverage strategic partnerships to access large-scale extraction and proprietary technology for enhanced extraction activities.
- Develop differentiated, consistent and reliable products through our Defined Dose™ program and the expertise of our Product Development team.
- Continue to uniquely address the natural health consumer market with our proprietary non-cannabis endocannabinoid supporting products and access to world class researchers.

Emerald Health Therapeutics Inc. l FY2019 & 2018 MD&A 3

Strategy

Cultivation of Premium Cannabis

In 2020, we will be fully transitioning our product cultivation & sourcing strategy from our Pure Sunfarms JV (PSF) to our two 100% wholly-owned, fully operational cultivation operations. These 2 operations will serve most our go-forward product manufacturing & distribution channel requirements, as well as provide input for continued research and development purposes. During fiscal 2019, we

- commenced cultivation at our 78,000 ft^2 new organic certified Metro Vancouver greenhouse facility; and
- commenced cultivation at our 88,000 ft^2 Verdélite indoor facility in Québec, expanding production from 4 to 21 grow rooms and 17 processing rooms.

Operational Excellence

We have completed the expansion of our 2 facilities, which include both space and equipment dedicated to packaging up to 55,400 kilograms of dried flower for retail distribution and equipment to extract cannabis oil. We can also significantly and quickly expand this production and processing capacity, through the activation of Phase 2 in our Metro Vancouver facility, which is anticipated to occur by the end of 2020.

Additionally, through our relationship with leading toll processors and manufacturers, we have access to large-scale high-quality oil extraction and distribution capabilities, which have increased production volumes and reduced the time required to get our value-added products to market.

We have also taken numerous steps to streamline our cost base, rationalize our intercompany and external third-party agreements to those that hold solid return potential, re-focus our activities on core areas of profitability, and align our organizational capabilities, structure and personnel base to be more synchronous with our current and go-forward needs.

Distribution

We are focused on enhancing our existing distribution channels and product offerings to best serve the Canadian markets we currently operate in. We are also focused on expanding our portfolio to include new cannabis products with expected roll out of novel Cannabis 2.0 products in the coming quarters.

We expanded our product line to include nutraceuticals during Q2 2019, targeting the natural supplements market. We anticipate the expansion of additional product offerings to include cosmeceuticals and hemp protein products developed, produced and distributed by Emerald Health Naturals.

Verdélite, Montreal

Emerald Health Therapeutics Inc. | FY2019 & 2018 MD&A 4

Strategy (cont.)

Medical Excellence

Serving the medical cannabis community is one of our core purposes. We recognize that the medical profession plays an important role in the introduction and prescription of cannabis to patients. We intend to continue to educate medical prescribers about the endocannabinoid system by collaborating with national professional and therapeutic organizations as well as engaging with national pharmacy chains, specific therapeutic clinics and cannabis clinics.

Through these facets, patients are receiving Emerald cannabis products supported by experienced physicians and healthcare practitioners who adopt an evidence-based approach to treating conditions and symptoms using cannabis.

Executing on a patient-focused model, we have had approximately 1,000 physicians assist over 10,400 patients treat their symptoms with Emerald products. During fiscal 2019, our patient base increased by over 100%.

Innovation

Our collection of genetic materials and established team of experts is expected to play a major role as Emerald continues to develop proprietary strains and products. Through a research program supported by a contribution from the National Research Council of Canada-IRAP grants, we characterized the cannabinoid and terpenoid content of 26 of our cannabis varieties to catalogue the strains and aid us in determining their usefulness with respect to treatment of particular indications. Further, under the auspices of the Canada-Germany Medical Cannabis Network, Emerald has been approved for IRAP funding for a joint project with a German entity to explore the use of artificial intelligence to improve production efficiency and increase yields.

During the year ended December 31, 2019, Emerald converted 8 US provisional applications covering Emerald's Defined Dose™ cannabis dosage forms and formulations to international (Patent Cooperation Treaty (PCT)) filings. Based on proprietary Emerald research, the patent applications are contributing to our intellectual property portfolio and our continued efforts to develop distinctive cannabis products for medical-use and improved adult-use.

Innovation at Emerald is focused on developing novel products which align with our core strategy to enhance health and wellness through modulation of the endocannabinoid system. To create unique formulations targeted to specific need states, Emerald scientists are leveraging research collaborations with local and international experts, as well as a battery of proprietary cannabis cultivars which offer unique cannabinoid profiles, including CBD-dominant and CBG-dominant varietals. In parallel, we are focused on strengthening our IP portfolio, filing for international protection for novel product ideas under development in order to maintain a competitive advantage for the new products being launched in 2020. Lastly, we are gearing up for investigator-driven studies to build a body of scientific and clinical evidence demonstrating the efficacy of our novel, proprietary products for the treatment of symptoms ranging from pain and anxiety to insomnia.

Revenue Segments

Medical & Recreational Cannabis (Flower & Oil): Continued distribution and sales to defined end-markets including regular consumers of medical and recreational cannabis.

Natural Health Products: The Q2 2019 introduction of Emerald Health Naturals' Endo product line featuring our PhytoCann® Complex, a proprietary formulation consisting of non-psychoactive, plant-based bioactive compounds that support the body's endocannabinoid system.

Anticipated Revenue Streams

Edibles, Concentrates & Topicals: Launching patented new cannabis products under the newly legalized cannabis regulations.

Cosmeceuticals: Introducing cosmeceutical products based on non-cannabis ingredients that modulate the endocannabinoid system.

Hemp Derived CBD: Accessing a sustainable supply for anticipated increases in demand for hemp derived CBD in health and wellness applications.

Emerald Health Therapeutics Inc. l FY2019 & 2018 MD&A 5

Strategy (cont.)

Pure Sunfarms JV

Our 41.3% owned Joint Venture, PSF, delivered upon a tremendous set of operational & financial achievements in 2019:

- It finished 2019 with $83M in revenue, a gross margin of 76% before fair value adjustments and adjusted net income of $40M
- Its "all-in" cost of cultivation was $0.78 per gram for FY2019, with Q4 of 2019 "all-in" cost of cultivation being $0.66 per gram
- It made a successful transition into the retail cannabis market in September 2019, immediately garnering significant market share and becoming a top selling brand of dried flower within the Ontario Cannabis Store (by both dollars sold and kilograms sold in the first two months post its launch)
- It also launched its branded products in Alberta and British Columbia, thereby increasing its market presence to three of Canada's four most populous provinces or nearly two-thirds of the Canadian recreational cannabis market (by population)
- It also received approval from Health Canada to operate the final components of its 65,000 square foot, state of the art processing center located within the 1.1 million square foot Delta 3 greenhouse facility. The expanded processing area will enable PSF to generate additional cost efficiencies, further elevate the quality of its products, expand product offerings and increase its processing throughput. This processing center includes an extraction area that will have the processing capacity of 35,000 kilograms of biomass annually.

RISE WITH THE SUN™

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A

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Our Capabilities

	avalite SCIENCES 100% owned	emerald NATURALS 51% owned	emerald THERAPEUTICS 100% owned	emerald THERAPEUTICS 100% owned	PURE SUNFARMS 41.3% owned	verdélite 100% owned
Location	Langley, BC	Burnaby, BC	Victoria, BC	Metro Vancouver, BC	Delta, BC	Saint-Eustache, QC
Purpose	Analytical testing, R&D and product innovation; International government approvals to import and export for R&D.	Distribution and sale of non-cannabis nutraceutical products.	Breeding, genetics and R&D lab; Medical hub.	High quality organic flower production greenhouse; Low cost outdoor growing.	High yield, high quality flowers; Lowest production cost greenhouse.	Vertically integrated facility; Expertise in craft growing; New product and innovation hub.
Square Feet	4,000	7,000	10,000	533,814	1,100,000**	88,000
Cultivation Rooms	-	-	1	10	16**	21
Processing Rooms	-	-	5	6	31**	17
Planned annual Capacity (kg)	-	-	-	18,200*	75,000**	5,000
Packaging/ Extraction (kg)	-	-	5,400	TBD	TBD	50,000
Centers	• Analytical testing • R&D • New product development	• Packaging • Distribution	• R&D • Packaging • Customer excellence • Extraction • Distribution	• Production • Extraction • Packaging • Distribution	• Production • Packaging • Distribution • Extraction	• Production • Analytical testing • R&D • Packaging • Distribution
Standard Cultivation			✓	✓	✓	✓
Standard Processing	✓		✓	✔	✓	✓
Medical Sales			✓			
Analytical Testing	✓					
Research	✓					
Dealer	✓					

* Note: 10,000 kg indoor, 8,200 kg outdoor

** Note: Does not include 1.1 million ft² Delta-2 facility

Legend: ✓ License obtained ✔ License planned

Key Alliances

indena

VALENS LABS

MediPharm Labs

STENOCARE

factorsgroup of nutritional companies inc.

THE UNIVERSITY OF BRITISH COLUMBIA

Emerald Health Therapeutics Inc. | FY2019 & 2018 MD&A 7

Growing Distribution

60% of recreational sales in Western Canada annually

270% increase in Québec sales in Q4 vs. Q3 2019

Provincial approval to supply

Expanded Distribution in 2019

We currently ship our products to 10 provinces and territories in the recreational market: British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, Newfoundland and Labrador, Prince Edward Island, Nova Scotia, and the Yukon. During the fiscal year, we expanded distribution of our recreational flower in all these markets and our high-potency SYNC 25 CBD oil into 8 provinces.

As a British Columbia based licensed producer, we have seen strong demand for our products in Western Canada. This region represents 60% of our recreational sales through Q4 with 47% growth over the first half of 2019. As we continue to drive sales in Western Canada, we see a tremendous opportunity to expand the breadth of our reach across Canada as Ontario continues to roll-out its retail network and we expand our product offerings in Québec and throughout Atlantic Canada.

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A

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Adult-Use Portfolio Gaining Ground

THC
emerald
SYNC 25 CBD OIL
SYNC 25

SYNC™ 25 CBD Cannabis Oil

The 1st ultra pure, high potency CBD, low THC oil derived from cannabis on the Canadian legalized recreational market. SYNC 25 is the first step in our product growth strategy to develop innovative and quality consumer products that respond to a growing demand. SYNC™ 25 was launched in both a 20 ml and 40 ml format.

STRAINS LAUNCHED SINCE OCT 17,2018

Island Pink (Hybrid)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

Shishkaberry (Indica)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

Sensi Star (Indica)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

Chemdog (Sativa)
Available In: 3.5g

Hash Plant (Indica)
Available In: 1g, 3.5g, 7g, 3x0.5g Pre-Rolled

Afghani Kush (Indica)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

Time Warp A3 (Hybrid)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

Durga Mata (Indica)
Available In: 3.5g, 7g, 3x0.5g Pre-Rolled

White Rhino (Indica)
Available In: 3.5g, 3x0.5g Pre-Rolled

Island Honey (Sativa)
Available In: 3x0.5g Pre-Rolled

Purple x Chemo (Indica)
Available In: 3.5g

Jack the Ripper (Sativa)
Available In: 7g

Black Widow (Hybrid)
Available In: 3.5g

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A 9

Driving Innovation Through Cutting-edge Cannabis Science

Improving Plant Cultivation

- Genetic and metabolic characterization of proprietary chemovars
- Potential project to evaluate the use of multi-spectral scanning and artificial intelligence to improve crop yields
- Organic soil blends and lighting with LEDs

Protecting Intellectual Property

- Converted 8 US provisional applications to international (Patent Cooperation Treaty) filings in 2019

Enhancing Extraction & Purification

- High quality extracts, oils and distillates
- Broad range of cannabinoids and terpenes from cannabis
- CBD from hemp

Conducting Clinical Research

- Preparing for investigator-driven trials with Emerald's proprietary formulations

Creating Innovative Products for Purposeful People

- Using scientific data to design innovative, proprietary products intended to achieve specific health-focused outcomes for patients suffering from pain, insomnia and anxiety
- Developing a portfolio of wellness products seeking to offer enhancement and relaxation to recreational users
- Expanding health and wellness portfolio for new legislation passed in October 2019 to include:

Inhalation

- New format for dried flower in development for late 2020/early 2021 launch

Ingestibles

- New format offering fast-action and robust, consistent experience to be launched Summer 2020
- R&D underway to develop unique patent-protected health-focused formulations for soft gelatin capsules

Edibles

- Seasonal offering in development

Topicals

- Evaluating formulations for a fast-acting CBD lotion for muscle & joint pain

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A

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PURE SUNFARMS

Facility

- 41.3% owned joint venture
- 100+ years of experience
- Automated large-scale farming
- Leading HVAC system
- Extensive climate management experience
- Powered by the sun for lower production costs
- High-tech light deprivation & supplementation system
- Vertically integrated seed to sale

Grow Area D3 & D2*

- 2.13 MM ft² growing space
- 90,000 ft² nursery space
- 32 grow rooms

Cultivation

- 400,000 plants grown at a time

Production Capability

- 2019 – 75,000 kg
- 2020 – 75,000 kg
- 2021 – 150,000 kg*

License

- Standard Cultivation
- Standard Processing

D2 Facility Expansion

- Committed CAPEX
- Buildout expected to be completed by 2020
- Secured 48Mw of electricity from BC Hydro

FORTECO
OMRI

*When D2 fully operational

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A

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emerald
HEALTH THERAPEUTICS

Facility

- New, state of the art organic grow greenhouse
- Leading HVAC system
- Powered by the sun for lower production costs
- High tech light deprivation & supplementation system
- Phase 1 complete
- Phase 2 expected completion in 2020

Grow Area

- 103,000 ft² growing space
- 10 grow rooms

Cultivation

- 17,500 plants grown at a time at the greenhouse

Production Capability

- 8,200 kg outdoor
- 10,000 kg in the greenhouse

License

- Standard Cultivation
- Standard Processing (planned)

Emerald Health Therapeutics Inc. I FY2019 & 2018 MD&A

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verdélite

Facility

- Wholly owned subsidiary
- Vertically integrated seed to sale
- High precision indoor cultivation
- Craft quality through highly controlled environment

Grow Area

- 88,000 ft² indoor grow facility in Québec
- 14 processing and packaging rooms
- 21 independent growing room

Cultivation

- 15,000 plants grown at a time

Production Capability

- 5,000 kg

Packaging Facility

- High scale automated packaging
- Distribution hub nationwide

License

- Standard Cultivation
- Standard Processing

Emerald Health Therapeutics Inc. l FY2019 & 2018 MD&A

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TABLE OF CONTENTS

Overview	15
Disclosure of Outstanding Share Data	24
Selected Annual Information	24
Summary of Quarterly Results	25
Results of Operations	25
Additional Disclosure for Venture Issuers Without Significant Revenue	33
Liquidity and Capital Resources	34
Operating, Investing and Financing Activities	35
Financial Risk Management	36
Measurement Uncertainty and Impairment Assessments	37
Transactions with Related Parties	37
Proposed Transactions	38
Critical Accounting Policies and Estimates	39
Changes in Accounting Standards not yet Effective	39
Off Balance Sheet Arrangements	39
Risks and Uncertainties	39
Disclosure Controls and Procedures	61
Forward Looking Statements	62

Management's Discussion and Analysis

The following MD&A is prepared as of May 13, 2020 and is intended to assist the understanding of the results of operations and financial condition of the Company.

This MD&A should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company for the years ended December 31, 2019 and 2018 (together with this MD&A, the "Annual Filings") which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). This MD&A contains forward looking statements that are subject to risk factors set out in a cautionary note contained herein. All figures are in Canadian dollars unless otherwise noted.

Additional information related to the Company is available on its website at www.emeraldhealth.ca. Other information related to the Company, including the Company's most recent Annual Information Form ("AIF") and financial statements referred to herein are available on the Canadian Securities Administrator's website at www.sedar.com.

Overview

The Company was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”), by way of a reverse takeover (the “Transaction”) under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T Bird Pharma, Inc (“T Bird”). At that time, Thunderbird became a wholly owned subsidiary of T Bird. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). In February 2018, Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”).

The Company is a publicly traded company with headquarters in Vancouver, British Columbia, Canada. Common shares of the Company (the “Common Shares”) are listed on the TSXV under the trading symbol “EMH”. The Company is classified as a Tier 1 Venture Issuer on the TSXV. The Company also trades on the OTCQX® Best Market, operated by OTC Markets Group under the ticker symbol “EMHTF”.

The Company owns:

(a)	100% of the shares of EHTC, a British Columbia based licence holder under the Cannabis Act (Canada) (the "Cannabis Act");

(b)	100% of the shares of Verdélite Sciences, Inc. (formerly, Agro Biotech Inc.) ("Verdélite"), a Québec based licence holder under the Cannabis Act;

(c)	100% of the shares of Verdélite Property Holdings, Inc. (formerly, Agro Biotech Property Holdings Inc.) ("Verdélite Holdings"), a Québec based holding corporation that owns the Verdélite Facility (as defined below); and

(d)	51% of the shares of Emerald Health Naturals Inc. ("EHN"), a joint venture between the Company and Emerald Health Bioceuticals, Inc. ("EHB").

The Company, through EHTC, also holds:

(e)	41.3% of the shares of Pure Sunfarms Corp. (the "Joint Venture"), a British Columbia based licence holder under the Cannabis Act (whereas at December 31, 2019, the Company held 46.5% of shares in the Joint Venture); and

(f)	100% of the shares of Avalite Sciences Inc. (formerly Northern Vine Canada Inc.) ("Avalite"), a British Columbia based licenced dealer under the provisions of the Controlled Drugs and Substances Act (Canada) (the "CDSA") and a licence holder under the Cannabis Act.

Development of Business in the year ended December 31, 2019

Highlights

  At the market (“ATM”) financing raised $18.8 million in gross proceeds

  Completed a Convertible Debenture financing for gross proceeds of $25.0 million

  Treasury Offering with $2,500,000 in gross proceeds

  Private Placement of $1,500,000 in gross proceeds

  Received sales licence for the sale of its own Verdélite branded products to provincial/territorial wholesalers and authorized private retailers

  Received processing licence for the complete growing and processing area at its 88,000 square foot Verdélite facility in Saint Eustache, Québec

  Began cultivation of cannabis at the greenhouse facility in Metro Vancouver and at the indoor facility in Saint Eustache

  Continued optimization at the Joint Venture resulted in the Joint Venture recognizing gross sales of $82.8 million including sales of its own branded products to provincial wholesalers

On January 10, 2019, the Company closed its acquisition of 51% of EHN. EHB granted EHN the exclusive Canadian distribution rights to EHB's endocannabinoid supporting nutritional products which consist of nutritional supplements that use non cannabis, non psychoactive plant based bioactive compounds to support the body's endocannabinoid system in exchange for 49% ownership of EHN. EHB is a partially owned subsidiary of Emerald Health Sciences Inc. ("Sciences"), a control person of the Company, and is therefore a related party of the Company.

On February 5, 2019, the Company announced that it had entered into a binding licence agreement with Indena S.p.A. ("Indena"), an arm's length party, pursuant to which Indena granted the Company a perpetual exclusive licence for the use in Canada of Indena's CBD extraction technology, and agreed to contract manufacturing services to the Company for CBD extraction. The Company has agreed to pay Indena a licence fee of €450,000 (payable in two tranches of €250,000 and €200,000, respectively). During the year ended December 31, 2019, the Company entered into a definitive agreement and paid the first tranche, of €250,000.

On February 13, 2019, the Company announced that the Joint Venture had entered into a credit agreement with Bank of Montreal, as agent and lead lender, and Farm Credit Canada, as lender, in respect of a $20 million secured non revolving term loan (the "Credit Facility"). The Credit Facility, which matures on February 7, 2022, is secured by the Joint Venture's 1.1 million square foot space at the Delta 3 facility (the "Delta 3 Facility"), and contains customary financial and restrictive covenants. The Company is not a party to the Credit Facility, but has provided a limited guarantee in the amount of $10 million in connection with the Credit Facility. See “Development of Business after the Reporting Period” further updates on the Credit Facility.

On March 27, 2019, the Company filed a prospectus supplement in connection with an at the market equity program ("ATM Program") that it established with GMP Securities L.P. (the "Agent"). In connection with the ATM Program, the Company entered into an equity distribution agreement with the Agent. The ATM Program allows the Company to issue Common Shares from treasury having an aggregate gross sales price of up to $39 million to the public from time to time, at the Company's discretion, at the prevailing market price when issued on the TSXV or on any other marketplace for the Common Shares in Canada. The ATM Program is effective until the earlier of April 13, 2021 or completion of the sale of the maximum amount of shares thereunder. Sales of Common Shares will be made through "at the market distributions" as defined in National Instrument 44 102 – Shelf Distributions on the TSXV or on any other existing marketplace for the Common Shares in Canada. The Common Shares will be distributed at the prevailing market prices at the time of the sale and, as a result, prices may vary among purchasers and during the period of distribution. As at the date of this MD&A, the Company has issued an aggregate of 5,936,500 Common Shares for gross proceeds of $18,768,421 with an average price of $3.16. No Common Shares were issued in connection with the ATM during the quarter ended December 31, 2019. Placement fees of $469,211 were incurred for net proceeds of $18,299,210.

On April 1, 2019, the Company announced that the Joint Venture had exercised its option to acquire from Village Farms International Inc. (“Village Farms”) a second 1.1 million square foot greenhouse (“Delta 2 Facility”) adjacent to the Delta 3 Facility. In connection therewith, the Company agreed to advance a further $25 million to the Joint Venture in tranches as and when required. The Company also entered into a supply agreement with the Joint Venture to purchase 25% of its aggregate cannabis production from the Delta 2 Facility and the Delta 3 Facility in 2020, 2021 and 2022. This supply agreement was terminated on March 6, 2020 pursuant to the PSF Settlement Agreement, as discussed below.

On April 8, 2019, the Company announced that its Verdélite facility had received its standard processing licence from Health Canada, allowing Verdélite to extract, manufacture, synthesize, test and sell cannabis products, in addition to its right to cultivate and sell cannabis flowers.

On May 1, 2019, the Company announced that the vendors of Verdélite (“Vendors”) elected to receive $7.5 million of the $22.5 million they were to receive as the final payment for their shares of Verdélite and Verdélite Holdings in Common Shares valued on the five day volume weighted average price of the Common Shares on the TSXV, discounted 10%, calculated as of April 30, 2019. The Company announced the issuance of 2,129,707 Common Shares to the Vendors on May 27, 2019. The Company agreed to pay the remaining $15.0 million of the purchase price to the Vendors on or before May 30, 2019, however, on May 30, 2019, the Company and the Vendors renegotiated the terms of the remaining payable to the Vendors, paying $5.0 million in cash in June 2019 with subsequent monthly payments of $1.0 million commencing in July through mid November 2019, with a final payment of $5.0 million, plus any accrued interest due on December 16, 2019. The amount outstanding as at the date of this MD&A is $8,442,808.

On June 24, 2019, the Company received its initial cultivation licence from Health Canada for its new organic cannabis growing facility in Metro Vancouver. The licence permits cultivation in an initial 15,000 square feet of greenhouse area.

On July 11, 2019, the Company announced that its Joint Venture had achieved its full production run rate of 75,000 kilograms of dried cannabis at its 1.1 million square foot Delta 3 Facility.

On July 12, 2019, the Company received its cultivation licence from Health Canada for its 12 acre outdoor grow area at its new organic cannabis operation in Metro Vancouver.

On July 30, 2019, the Company announced the appointment of Riaz Bandali as Chief Executive Officer.

On September 4, 2019, the Company announced that the Joint Venture had entered into a supply agreement with the British Columbia Liquor Distribution Branch to supply Pure Sunfarms branded cannabis products for the recreational market in the Province of British Columbia.

On September 9, 2019, the Company announced that the Joint Venture received its licence permitting it to sell and distribute packaged, Pure Sunfarms branded dried cannabis products directly to provincial/territorial wholesalers and authorized private retailers in accordance with provincial/territorial frameworks in Canada.

On September 10, 2019, the Company completed a $25 million Convertible Debenture unit financing to certain Canadian institutional accredited investors. Pursuant to the offering, the Company issued 2,500 secured convertible debenture units, each consisting of one convertible debenture (a “Convertible Debenture”) with a face value of $10,000 and 5,000 common share purchase warrants of the Company, at a price of $10,000 per unit for gross proceeds of $25,000,000. The Convertible Debentures have a maturity date of September 9, 2021 and bear interest (at the option of the Company, payable in cash or shares) from their date of issue at 5.0% per annum, accrued and payable semi annually on June 30 and December 31 of each year. The Convertible Debentures are convertible, at the option of the holder, into Common Shares at any time prior to the close of business on the last business day immediately preceding the maturity date. The Convertible Debentures have a conversion price of $2.00 per Common Share (the “Conversion Price”), provided that if, at any time prior to the maturity date of the Convertible Debentures, the volume weighted average trading price of the Common Shares on the TSXV is greater than $3.50 for 10 consecutive trading days, the Company may force the conversion of the principal amount of the then outstanding Convertible Debentures at the Conversion Price and any accrued and outstanding interest, provided the Company gives 30 days' notice of such conversion to the holder. Each warrant was exercisable to purchase one Common Share at an exercise price of $2.00 per share until September 9, 2021. The terms of the warrants were amended on April 9, 2020 as discussed below. The Company used a portion of the net proceeds to repay the outstanding loan to Sciences and used the remainder for working capital.

On October 1, 2019, the Company and Sciences, a control person of the Company, amended the previously disclosed third amended and restated independent contractor agreement pursuant to which Sciences provided certain management services to the Company. The Company is no longer actively using the services of Sciences. Pursuant to the amended agreement, Sciences is not entitled to further cash consideration beyond amounts currently accrued and outstanding. Following the amendment, $1.0 million of the $2.1 million accrued was repaid with $1.1 million remaining outstanding.

On October 4, 2019, the Company announced that it had entered into an agreement to amend the purchase price payable by the Company pursuant to the hemp supply agreement dated September 25, 2018 with Emerald Health Hemp Inc. (“EHH”). Pursuant to this agreement, the Company will only pay EHH the reasonable and documented costs incurred by EHH in exchange for hemp products. EHH is a wholly owned subsidiary of Sciences, which is a control person of the Company. This arrangement was terminated by the Company on January 21, 2020 and the Company does not owe any amounts to EHH thereunder.

On October 4, 2019, the Company announced that it had entered into a sublease agreement and a cultivation agreement with Sciences. Pursuant to the sublease agreement, the Company agreed to sublease 12 acres of land in Metro Vancouver to Sciences for which Sciences agreed to pay the Company rent equal to the amount that the Company pays to the head landlord for the subleased land. Pursuant to the cultivation agreement, Sciences granted the Company the right to cultivate cannabis, for the sole benefit of the Company, on the subleased land. In exchange for this right, the Company agreed to waive the amounts payable by Sciences under the sublease agreement. The cultivation agreement was terminated by the Company on April 7, 2020.

On October 7, 2019, the Company announced that its Verdélite facility had received a licence amendment from Health Canada for the complete growing and processing area in its 88,000 square foot indoor facility, allowing Verdélite to expand production from 4 to 21 grow rooms and to a total of 16 processing rooms.

In September through November certain disputes arose between the Company, the Joint Venture and the Company's joint venture partner Village Farms regarding amounts which the Joint Venture claimed were owed by the Company to the Joint Venture pursuant to a supply agreement and the alleged nonpayment of $5.94 million due to the Joint Venture from the Company in connection with the Delta 2 Facility. All disputes were settled in March 2020. See “Development of Business after the Reporting Period”.

On October 15, 2019, the Company announced that it had received its cultivation amendment licence from Health Canada for the first of two 78,000 square foot greenhouse at its organic cannabis growing facility in Metro Vancouver.

On October 16, 2019, the Company announced that its Verdélite facility had received its licence amendment from Health Canada permitting it to sell and distribute packaged, branded dried cannabis products directly to provincial/territorial wholesalers and authorized private retailers in accordance with provincial/territorial frameworks in Canada.

On October 30, 2019, the Company announced an internal reorganization including the reduction of its workforce and other expenditures. As part of the reorganization, the Company reduced its workforce by approximately 65 staff positions. These reductions included the departures of Mr. Rob Hill, Chief Financial Officer and Corporate Secretary, and Mr. Sean Rathbone, Chief Operating Officer. Ms. Jenn Hepburn was appointed Chief Financial Officer and Corporate Secretary. Dr. Avtar Dhillon, President and Executive Chairman of the Company, ceased to be President and continued as Executive Chairman. Mr. Riaz Bandali, CEO of the Company, continued as President and CEO.

On November 7, 2019, the Company announced that it had signed an agreement to become a new supplier to STENOCARE A/S of medical cannabis for Denmark and STENOCARE’s international markets.

On November 12, 2019, the Company announced that it had received organic certification for cannabis production at its Metro Vancouver operation. Certification was provided by Pro Cert, which is accredited by the Canadian Food Inspection Agency to provide third party certification to the Canada Organic Regime and its equivalency arrangements.

On November 26, 2019, the Company announced that it had completed planting at the Saint Eustache facility and that it expected to complete planting in the first of its two greenhouses at the Metro Vancouver facility by December 1, 2019.

On November 29, 2019, the Company closed a prospectus offering issuing 4,385,965 units at a price of $0.57 per unit for aggregate gross proceeds of $2,500,000. Each unit consists of one Common Share and one common share purchase warrant. Each warrant entitles the holder to acquire one Common Share at a price of $0.75 per Common Share until November 13, 2024. In the event that the closing sale price of the Common Shares on the TSXV, or such other principal exchange on which the Common Shares are then trading, is greater than $1.50 per Common Share for a period of ten consecutive trading days at any time after the closing, the Company may accelerate the expiry date of the warrants by giving written notice to the Investor and in such case the warrants will expire on the 15th day after the date on which such notice is given by the Company. The Company used the net proceeds for general working capital purposes. The investor also purchased from Sciences, a control person of the Company, 4,385,965 common shares of the Company at a price of $0.57 per Common Share (the "Secondary Sale"). The Company did not receive any proceeds from the Secondary Sale.

On December 23, 2019, the Company announced that it had entered into a multi year agreement with The Valens Company (“Valens”) to contract cannabis extraction and white label product development services. Under this agreement, which has a 4 year term, the Company will supply Valens with a minimum of 10,000 kg of cannabis and hemp biomass annually for processing on a fee for service basis into premium quality resins and distillates using Valens’ leading proprietary extraction and processing methods. Valens will also provide white label services including formulation, mixing and filling for product formats such as vaporizers, softgels and tinctures.

On December 30, 2019, the Company closed the initial tranche of a $4,500,000 non brokered private placement (the "December 2019 Private Placement") for gross proceeds of $1,500,153. Pursuant to the closing of the initial tranche, the Company issued 5,172,942 units at an issue price of $0.29 per unit. All units sold pursuant to the initial tranche of the December 2019 Private Placement were purchased by Sciences, a control person of the Company, and certain directors and officers of the Company. Each unit consists of one Common Share and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one Common Share at a price of $0.385 per Common Share until December 16, 2024. In the event that the closing sale price of the Common Shares on the TSXV, or such other principal exchange on which the Common Shares are then trading, is greater than $0.75 per Common Share for a period of ten consecutive trading days at any time, the Company may accelerate the expiry date of the warrants by giving written notice to the holder thereof and in such case the warrants will expire on the 15th day after the date on which such notice is given by the Company.The Company also announced that a secondary offering of 5,785,119 common shares of the Company to a single Canadian institutional accredited investor had also closed.

Development of Business after the Reporting Period

Highlights

  Private Placement financings of $3,000,000 in gross proceeds

  Shares for debt financings totalling $3,200,525

  Settlement of outstanding disputes with Village Farms

  Signed a Letter of Intent with Sigma Analytical Services Inc.

  Shipped its first harvest of premium cannabis from Metro Vancouver greenhouse

On January 31, 2020, the Company settled $2,816,963 (the "Debt") of the aggregate debt owed by the Company to Sciences, a control person of the Company, in exchange for the issuance of 9,713,666 common shares of the Company (each, a "Debt Share") at a deemed value of $0.29 per Debt Share (the "Debt Settlement"). The Debt consisted of: (i) $794,182 owed to Sciences pursuant to a previously disclosed loan agreement between the parties; and (ii) $2,022,781 owed to Sciences pursuant to trades payable. The Debt Settlement was approved by the independent members of the board of directors of the Company.

In lieu of the remaining portion of the December 2019 Private Placement, on February 6, 2020, the Company closed the initial tranche of a prospectus offering by issuing 7,596,551 units to certain accredited investors at a price of $0.29 per unit for aggregate gross proceeds of $2,203,000. Each unit consists of one Common Share and one common share purchase warrant, expiring February 6, 2025, but otherwise on the same terms as the December 2019 Private Placement. An additional 1,322,627 Common Shares were issued to the accredited investor at a deemed price of $0.29 per Common Share to settle interest in the amount of $383,562 accrued to December 31, 2019 on its previously issued Convertible Debentures.

On February 14, 2020, the Company closed the final tranche of a prospectus offering by issuing 2,748,276 units to the accredited investor at a price of $0.29 per Unit for aggregate gross proceeds of $797,000. Each unit consists of one Common Share and one common share purchase warrant. Each warrant will entitle the holder thereof to acquire one Common Share at a price of $0.385 per Common Share until February 14, 2025.

On March 2, 2020, the Company announced that it had entered into a settlement agreement (the "PSF Settlement Agreement") with Village Farms and the Joint Venture. Pursuant to the PSF Settlement Agreement, the supply agreements entered into between the Company and the Joint Venture dated December 21, 2018 (for the supply to the Company of cannabis product by the Joint Venture in 2019), and March 29, 2019 (for the supply to the Company of cannabis product by the Joint Venture from 2020 to the end of 2022), respectively, were terminated effective as of December 31, 2019, and the Company and the Joint Venture released each other from all previous, current, and future obligations, liabilities and payments thereunder. The Company forfeited all amounts due from the Joint Venture pursuant to a shareholder's loan of $13.0 million that the Company previously advanced to the Joint Venture plus accrued interest thereon of $1.1 million, and issued a promissory note to the Joint Venture in the amount of $952,237. The Company also agreed to the cancellation of 5,940,000 of its common shares in the Joint Venture (previously held in escrow). In addition, the Company transferred 2.5% of its ownership interest in the Joint Venture to Village Farms. Village Farms also purchased additional shares of the Joint Venture from treasury in exchange for an $8 million cash payment to the Joint Venture, following these transactions. All previously disclosed disputes between the Company, the Joint Venture and Village Farms were settled effective on the closing of the PSF Settlement Agreement, March 6, 2020.

On March 9, 2020, the Company announced that it had signed a letter of intent under which Sigma Analytical Services Inc. (“Sigma”), a full service GMP compliant testing laboratory for cannabis, hemp, and derived products, may acquire Avalite’s cannabis analytical testing operation. The companies also intend to establish a preferred partner relationship. The execution of definitive agreements is subject to due diligence and board approval of both companies. Completion of the transaction will be subject to a number of conditions including settlement of final documentation and receipt of applicable regulatory and third party approvals.

On March 23, 2020, the Company announced that its Joint Venture had received approval from Health Canada for the final components of its 65,000 square foot processing center. The additional capabilities relate to an area of 29,475 square feet within the total 65,000 square foot processing centre and include an additional 33 dedicated rooms for drying, extraction, packaging, testing, production, staging and storage. Eight rooms (3,800 sf) in this additional space are built to satisfy European Union GMP certification requirements.

On April 3, 2020, the Company announced that its Joint Venture had expanded its credit facility with its existing lender to $59 million, including accordion provisions of $22.5 million. The expanded credit facility (the “Credit Facility”) consists of a $7.5 million revolving operating loan (the “Revolver”) and a $10 million term loan (the “New Term Loan”), in addition to its existing $19 million term loan (the “Existing Term Loan”). The New Term Loan is specifically designated for the 1.1 million square foot Delta 2 Facility while the Existing Term Loan is specifically designated for the 1.1 million square foot Delta 3 Facility. The $7.5 million Revolver and the $10 million New Term Loan include an accordion provision that allows the Joint Venture to request additional lender commitments of up to an additional $7.5 million and $15 million, respectively, subject to an additional lender entering the syndicate on or before May 30, 2020. Each of the components of the Credit Facility, including the Existing Term Loan, mature on February 7, 2022. As part of this transaction, Village Farms completed an additional investment in the Joint Venture of $8.0 million. This additional contribution decreased the Company’s equity interest in the Joint Venture to 41.3%. The Company has retained three of the six seats on the board of directors of the Joint Venture.

On April 9, 2020, the Company amended the terms of the 12,500,000 common share purchase warrants originally issued on September 9, 2019 (the "September 2019 Warrants") in connection with the issuance of the Convertible Debentures. The exercise price of the September 2019 Warrants was amended from the original exercise price of $2.00 per Common Share such that:

  6,250,000 September 2019 Warrants had an exercise price of $0.17 per Common Share (the "$0.17 Warrants"); and

  6,250,000 September 2019 Warrants have an exercise price of $0.21 per Common Share (the "$0.21 Warrants"). If, at any time prior to the expiry date of the $0.21 Warrants, the closing market price of the Common Shares on the TSXV is greater than $0.2625 for 10 consecutive trading days, the Company may deliver a notice to the holder of the $0.21 Warrants accelerating the expiry date of the $0.21 Warrants to the date that is 30 days following the date of such notice.

Holders of the $0.17 Warrants immediately exercised all such warrants after the amendment. The $0.21 Warrants remain outstanding and expire on September 9, 2021.

On April 29, 2020, the Company announced its new nanoemulsion based Fast Action Spray product line, an important step in the Company’s Cannabis 2.0 strategy and a unique offering in the Canadian cannabis marketplace. This unique formulation is expected to offer advantages over existing formats of cannabis consumption in terms of convenience and predictability of consumption. The product line will consist of CBD and THC cannabinoids mixed with specific terpenes and flavorings. The first product is planned for launch in June.

As the Company enters the second quarter of 2020, it intends to focus its efforts on:

  Production and Processing – The focus in the second quarter is on delivering high quality consumer products to the recreational and medical markets while leveraging internal expertise to support positive margins in 2020.

  New Product Development – The Company intends to develop intellectual property as the second phase of recreational cannabis products become permissible in Canada. Specifically, development is focused on products that align with the Company’s core strategy of enhancing health and wellness through modulation of the Endocannabinoid System.

  Strategic Partnerships – The Company is continuing to develop and nurture its strategic partnerships with outsourced extraction and processing companies with a goal of enhancing profitability and leveraging expertise in specific fields.

  Efficiency and Cost Control – The Company completed an internal reorganization, including the reduction of its workforce and other expenditures in the second half of FY2019. The reorganization is expected to result in material cost savings and help focus on improving cash flow in 2020.

  Financing – The Company continues to focus on sourcing cash through equity and debt capital from public and private markets in Canada, to ensure it has adequate cash on hand to continue its operations and meet its financial obligations.

Licences

The Company holds licences from Health Canada under the Cannabis Act to produce and sell cannabis products in accordance with applicable laws in Canada (the "Licences"). The Company currently indirectly holds a number of licences through its wholly owned direct and indirect subsidiaries, EHTC, Verdélite and Avalite, as well as others which are held by the Joint Venture. The licences held by EHTC permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds; the licences held by Verdélite permit it to cultivate, extract, manufacture, synthesize, test and sell cannabis; the licences held by Avalite permit it to process cannabis, produce cannabis oil and conduct analytical testing; and the licences held by the Joint Venture permit it to cultivate cannabis and produce and sell dried cannabis, cannabis oils, cannabis plants and cannabis seeds, all in accordance with the terms and conditions specified in the applicable Licences and the Cannabis Act.

Disclosure of Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of Common Shares of which 160,986,373 were issued and outstanding as of December 31, 2019 and 188,792,493 were issued and outstanding as of May 13, 2020.

During the year ended December 31, 2019, the Company granted an aggregate of 6,615,500 stock options to directors, employees and consultants. Each option is exercisable into one Common Share for a period of up to five years. The exercise prices at the time of the grants ranged from $1.22 and $4.15 per share. Subsequent to the period ended December 31, 2019, the Company granted an additional 4,580,000 stock options with exercise prices ranging from $0.29 to $0.32, and 375,000 restricted share units. These options vest over three years with an expiry date five years from the grant date, and these restricted share units vest one year from the grant date and convert into common shares of the Company at a fair market value of $0.29 per common shares. The Company also granted 1,500,000 options to directors that vested immediately at an exercise price of $0.165 and an expiry date of five years from the grant date.

There were 12,381,634 stock options and 670,000 restricted share units outstanding as of December 31, 2019. As of May 13, 2020, there were 14,965,787 stock options and 825,000 restricted share units outstanding.

There were 26,470,671 warrants outstanding as of December 31, 2019 and 30,565,498 as of May 13, 2020.

Selected Annual Information

The financial information presented for the years below was derived from financial statements prepared in accordance with IFRS and is expressed in Canadian dollars.

	For the years ended December 31,
	2019	2018	2017
	($)	($)	($)
Total revenue	22,337,636	2,110,403	937,654
Net loss attributable to the Company	(111,140,891)	(30,576,893)	(8,731,832)
Net loss per share (basic and diluted)	(0.75)	(0.22)	(0.10)
Total assets	156,620,654	206,962,694	73,730,839
Total non current financial liabilities	27,766,702	293,886	317,497

Summary of Quarterly Results

The financial information in the following tables summarizes selected financial information for the Company for the last eight quarters which was derived from annual financial statements prepared in accordance with IFRS or interim financial statements prepared in accordance with IFRS applicable to the preparation of interim financial statements, IAS 34, Interim Financial Reporting:

	2019
	December 31	September 30	June 30	March 31
	($)	($)	($)	($)
Revenue	4,939,662	9,718,308	5,070,107	2,609,559
Share based payments	346,313	2,992,922	6,421,125	2,022,614
Interest income	(70,970)	220,711	164,827	638,310
Share of (loss) income from Joint Venture	492,296	(1,201,650)	14,488,832	5,812,219
(Loss) gain on changes in the fair value of the Company’s biological assets	3,158,702	(432,859)	258,921	718,431
Net Loss	(90,344,389)	(17,460,724)	(452,731)	(3,648,683)
Net Loss per share (basic and diluted)	(0.59)	(0.121)	(0.003)	(0.026)

	2018
	December 31	September 30	June 30	March 31
	($)	($)	($)	($)
Revenue	1,131,853	321,070	284,262	373,218
Share based payments	1,296,891	2,165,851	2,081,661	1,954,047
Interest income	438,974	222,740	274,436	250,064
Share of income (loss) from Joint Venture	1,432,771	3,940,373	682,431	(301,793)
Gain on changes in the fair value of the Company’s biological assets	144,181	1,302,377	978,893	392,991
Net Loss	(13,923,971)	(6,426,658)	(5,610,970)	(5,045,420)
Net Loss per share (basic and diluted)	(0.10)	(0.047)	(0.043)	(0.044)

Included in the share of loss from the Joint Venture for the three months ended December 31, 2019, is an unrealized loss of $1,621,546 (December 31, 2018 – unrealized gain of $3,006,787) on the changes in the fair value of the Joint Venture’s biological assets.

Results of Operations

Quarter ended December 31, 2019

The net loss for the quarter ended December 31, 2019, was $90.3 million (loss of $0.59 per share), compared to the net loss of $13.9 million (loss of $0.10 per share) for the same quarter in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti dilutive effect on the loss per share.

Factors contributing to the net loss for the three month period ended December 31, 2019 include the following:

Revenue

Revenue for the quarter ended December 31, 2019, was $4,939,662 compared to $321,070 for the same period in the prior year. The revenue for the three months ended December 31, 2019 demonstrated the Company’s continued growth in the market. The Company was shipping to more provinces and territories as compared to the prior year and also had a larger medical client base resulting in an increase in revenue compared to the prior year. For the quarter ended December 31, 2019, revenue was comprised of approximately 93% dried product, 6% oils and 1% other, compared to approximately 43% dried product, 55% oils and 2% other in the quarter ended December 31, 2018.

	Three months ended December 31,
	2019	2018
Average selling price of adult use dried flower per gram & gram equivalents	$3.21	$5.19
Kilograms sold of adult use dried flower & kilogram equivalents	470	122
Average selling price of medical dried flower per gram & gram equivalents	$7.14	$8.10
Kilograms sold of medical dried flower & kilogram equivalents	76	55
Total kilograms produced of dried flower	422	175

Cost of Sales

Cost of goods sold currently consists of four main categories: (i) cost of goods sold expensed from inventory, (ii) production costs, (iii) change in the fair value of biological assets, and (iv) amortization of the Health Canada licences.

Cost of goods sold represents the deemed cost of inventory that arose from the fair value measurement of biological assets, subsequent post harvest costs capitalized to inventory, purchased dried cannabis, costs to produce cannabis oils capitalized to inventory (including the deemed cost of dried inventory that arose from the fair value measurement of biological assets that were used to produce cannabis oils), and packaging costs. Cost of goods sold expensed to inventory for the quarters ended December 31, 2019 and December 31, 2018 was $5,217,870 and $2,719,059, respectively. The significant increase in cost of goods sold in the current period was substantially in line with the increase in the amount of product sold by the Company compared to the prior period.

Production costs include all direct and indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as related overhead. In addition, all inventory production cost in excess of standard cost are not capitalized and expensed in production cost. Inventory value in excess of net realizable value are written down as impairment. During the quarter ended December 31, 2019, the Company incurred production costs of $4,332,745 versus $671,467 in the quarter ended December 31, 2018. The significant increase in production costs is substantially attributable to the increase in operating expenses associated with the acquired subsidiaries and the related increase in the number of plants cultivated and staff required for production activities. During the three months ended

December 31, 2019, the Company also recognized $667,428 (December 31, 2018: $161,982) in excise taxes. The excise tax attributable to medical sales was absorbed by the Company.

The change in biological assets for the quarter ended December 31, 2019 was a gain of $3,158,702 compared to a gain of $144,181 in the same quarter in the prior year. The increase is substantially due to the number of plants that were growing in the Verdélite and Metro Vancouver facility during the three months ended December 31, 2019.

The amortization of the Health Canada licence represents the amortization of an acquired licence that is recorded at cost less accumulated amortization. Amortization will be expensed as a cost of sales and the unamortized balance will remain on the Company’s balance sheet as an intangible asset. Amortization of the licence is recognized on a straight line basis irrespective of either production or sale of cannabis from that facility.

The Company measures biological assets consisting of cannabis plants at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Seeds are measured at fair market value, except for a portion which are restricted with respect to distribution due to the conditions under which they were acquired that are measured at cost. The significant assumptions used in determining the fair value of cannabis plants are as follows: plant waste rate for various stages of development; yield per plant; selling price less costs to sell; percentage of total expected costs incurred to date; and costs incurred for each stage of plant growth.

Because gains recognized in the fair value of biological assets are recorded in a manner that decreases the cost of goods sold, gross margin is impacted significantly during periods of significant expansion in the cultivation area, as was the case during the three months ended December 31, 2019, when costs of goods sold was $11,197,592 as compared to the three months ended December 31, 2018 of $3,322,354.

Inventory write down – During the quarter ended December 31, 2019, a provision of $3,860,700 was recognized for dried cannabis and packaged inventory (December 31, 2018 - $Nil) related to product deterioration and limited remaining shelf life. An additional write off of inventory of $25,031 was recognized during the quarter ended December 31, 2019 (December 31, 2018 - $Nil) related to hemp harvested that did not meet the quality standards for extraction grade material.

Other expenses

General and Administrative – During the quarter ended December 31, 2019, the Company incurred general and administrative expenses of $2,438,045 versus $3,301,839 for the quarter ended December 31, 2018. The current quarter saw decreased expenses in professional and consulting services, investor relations, and travel and accommodations and comparable expenses in office and insurance. The increase in this quarter of wages and benefit incurred related largely to the severance pay of several key personnel as part of the later 2019 cost reduction initiative. In the quarter ended December 31, 2019, general and administrative costs included; salaries and benefits of $1,225,734 (three months ended December 31, 2018 - $410,520), consulting and professional services fees of $524,274 (three months ended December 31, 2018 - $1,581,873), investor relations fees of $118,167 (three months ended December 31, 2018 $722,339), office and insurance of $469,791 (three months ended December 31, 2018 - $419,446) and travel and accommodation of $100,824 (three months ended December 31, 2018 $167,661).

Sales and marketing – In the quarter ended December 31, 2019, the Company incurred sales and marketing expenses of $1,115,125 versus $7,492,906 in the comparable 2018 prior period. These costs are related to general marketing, patient acquisition and education expenses. The current period decrease reflects the Company’s focus on cost reduction and the use of internal resources. In the previous comparable period, the majority of the costs incurred reflected the Company’s launch for among other things, brand development, design, market research and advertising in anticipation of and commencement in, the legalization of the recreational use of cannabis by adults.

Research and development – In the quarter ended December 31, 2019, the Company incurred research and development expenses of $866,113 (three months ended December 31, 2018 - $527,830). These costs related to consulting fees and wages associated with the development of new cannabis products. The substantial increase in research and development expenditures was related to not only product development but also to the enhancement of cultivation and extraction efficiencies as well as research into strain genetics.

Share based compensation – In the quarter ended December 31, 2019, the Company incurred share based compensation expenses of $346,313 versus $1,296,892 in the comparable 2018 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the current quarter, the Company granted 140,000 stock options to employees and consultants, compared to 793,500 during the same period in 2018.

Share of income from joint venture – In the quarter ended December 31, 2019, the Company recognized $492,296 as its 42.6% share of the income versus $1,432,771 in the comparable 2018 prior period from the Joint Venture. The Joint Venture commenced recreational sales during the three months ended December 31, 2019 and has since expanded into additional provinces.

Impairment – During the quarter ended December 31, 2019 the Company recognized an impairment loss on the Health Canada licence which was recorded as an intangible asset upon the acquisition of the Verdélite facility. Management identified impairment indicators such as lower than expected sales and profitability as compared to outcomes initially forecasted. Also, as at December 31, 2019, the carrying amount of the Company’s total net assets exceeded the Company’s market capitalization. As a result of these factors, management performed an indicator based impairment test and concluded that the carrying value was higher than the recoverable amount, and recorded an impairment loss of $65,122,136 during the year ended December 31, 2019. Management allocated the impairment loss based on the relative carrying amounts of the Cash Generating Units (“CGU”) assets at the impairment date, with no individual asset being reduced below its recoverable amount. This resulted in management allocating the full impairment amount to the CGU’s intangible asset.

Year ended December 31, 2019 compared to the year ended December 31, 2018

The net loss for the year ended December 31, 2019 was $111.9 million (loss of $0.75 per share) compared to a net loss of $31.0 million (loss of $0.22 per share) for the same period in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti dilutive effect on the loss per share. Factors contributing to the net loss for the year include the following:

	For the year ended December 31,
	2019	2018
Average selling price of adult use dried flower per gram & gram equivalents	$5.61	$ 5.19
Kilograms sold of adult use dried flower & gram equivalents	1,807	122
Average selling price of medical dried flower per gram & gram equivalents	$7.35	$9.10
Kilograms sold of medical dried flower & kilogram equivalents	287	189
Total kilograms produced of dried flower	1,091	323

Included in the share of loss from the Joint Venture for the year ended December 31, 2019, is an unrealized gain of $3,769,761 (December 31, 2018 – unrealized gain of $8,356,916) on the changes in the fair value of the Joint Venture’s biological assets.

Revenue

Revenue for the year ended December 31, 2019 increased by 958%, with $22,337,636 recognized during the 2019 fiscal year as compared to $2,110,403 in the prior fiscal year. The increase in revenue was primarily attributable to the Company’s revenues in the adult use market throughout the year. Revenues from medical cannabis also increased during the year as the Company expanded its client base. For the year ended December 31, 2019, revenue was comprised of approximately 79% dried product, 20% oils and 1% other, compared to approximately 61% dried product, 37% oils and 2% other in the prior year to date ended December 31, 2018.

Cost of Sales

Cost of sales increased significantly in the current year compared to the prior year primarily due to: higher packaging costs as a result of regulatory requirements under the Cannabis Act; higher production costs due to increased distribution costs and recognition of the amortization associated with the Health Canada licence. Additionally, the ramp up of the Metro Vancouver and Verdélite facilities were included as indirect and direct production costs without corresponding revenue.

Total gross margin is impacted significantly by changes in the fair value of biological assets included in the gross margin. For the year ended December 31, 2019, an unrealized gain of $3,703,195 (December 31, 2018: $2,818,442) in the fair value of the Company’s biological assets is included in the cost of sales. Also included in the gross margin for the year ended December 31, 2019, is a realized fair value gain of $454,712 (December 31, 2018: $158,676) attributable to the change in biological assets included in the cost of inventory sold.

Despite the gain recognized in the change in biological assets, the Company recorded a negative gross margin of $14,469,220 for the year ended December 31, 2019 and a negative gross margin of $3,099,225 for the year ended December 31, 2018. The gross margin was also decreased as a result of lower average net selling prices per gram in the adult use market as compared to the higher net selling prices per gram in the medical cannabis market.

Inventory write down During the year ended December 31, 2019, a provision of $4,661,897 was recognized for dried cannabis and packaged inventory (December 31, 2018 $Nil) related to product deterioration and limited remaining shelf life. An additional write off of inventory of $2,047,812 was recognized during the year ended December 31, 2019 (December 31, 2018 - $Nil) related to hemp harvested that did not meet the quality standards for extraction grade material.

Other expenses

General and Administrative – During the year ended December 31, 2019, the Company incurred general and administration expenses of $14.3 million versus $14.0 million for the same period ended December 31, 2018. The year to date expenses included costs incurred to support the increased activities associated with the legal adult use market including additional staff and office space, insurance, consulting, and professional services. The increase in this fiscal year’s wage and benefit expenses related largely to the severance pay of several key personnel as part of the 2019 cost reduction initiative. For the year ended December 31, 2019, general and administrative costs included: salaries and benefits of $5,479,642 (2018 - $2,297,988), consulting and professional services fees of $4,304,748 (2018 - $7,287,629), investor relations and media $1,448,091 (2018 - $2,377,219), office and insurance of $2,482,988 (2018 - $1,477,764) and travel and accommodation of $543,708 (2018 - $552,897).

The $4.3 million in consulting and professional services substantially consists of management fees paid to the Company's major shareholder, Sciences pursuant to the independent contractor agreement described below ($1.51 million), employee recruitment fees ($0.16 million), general legal fees ($0.88 million), consultant fees ($1.04 million), auditor fees ($0.31 million), and stipends paid to the Company’s board of directors ($0.18 million).

The $1.45 million in investor relations and media fees substantially consists of conferences and tradeshows ($0.18 million), native advertising and market intelligence services ($0.80 million), shareholder communication fees ($0.19 million), and continuous disclosure fees ($0.18 million).

Sales and marketing – For the year ended December 31, 2019, the Company incurred sales and marketing expenses of $4,366,830 versus $11,333,294 in the prior year. These costs are related to general marketing, patient acquisition and education expenses. The decrease is related to lower expenses in marketing agency related costs.

Research and development – For the year ended December 31, 2019, the Company incurred research and development expenses of $4,279,055, a significant increase from its expenditures of $801,351 in the 2018 prior period. Research and development costs during 2019 included increased expenditures for consulting fees and salaries related to the development of new products, supporting intellectual property filings, enhancement of current products and cultivation efficiencies.

Research and development projects in the current year include development and testing of processes for Cannabis 2.0, exploration of other new products and planning for upcoming clinical trials. The Company capitalized development costs associated with the application of 17 patents during the year ended 2018. Of the 17 patents, 8 patents were converted to international Patent Cooperation Treaty filings, 9 were re filed as US provisional patents and 1 was not pursued further. During the year ended December 31, 2019, the Company capitalized additional development costs related to the further analysis and ongoing maintenance of the patents, see Note 8 in the audited consolidated financial statements.

Share based compensation – Share based compensation expense for the year period ended December 31, 2019 was of $11,782,973 compared to $7,498,450 in the 2018 fiscal year. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the current year, the Company granted 6,615,500 stock options and 475,000 restricted share units to employees and consultants. The increase in the share based compensation expense is due to a significantly larger number of granted and outstanding options as at December 31, 2019 as compared to December 31, 2018.

Share of income from joint venture – For the year ended December 31, 2019, the Company recognized $19,591,697 as its 42.6% share of the income versus $5,753,782 in the comparable 2018 prior period from the Joint Venture. Alongside its current position in the wholesale market, the Joint Venture entered the recreational retail space during 2019.

Impairment – During the year ended December 31, 2019 the Company recognized an impairment loss on the Health Canada licence which was recorded as an intangible asset upon the acquisition of the Verdélite facility. Management identified impairment indicators such as a decrease of expected sales and profitability as compared to outcomes initially forecasted. Also, as at December 31, 2019, the carrying amount of the Company’s total net assets exceeded the Company’s market capitalization. As a result of these factors, management performed an indicator based impairment test and concluded that the carrying value was higher than the recoverable amount and recorded an impairment loss of $65,122,136 during the year ended December 31, 2019. Management allocated the impairment loss based on the relative carrying amounts of the Cash Generating Units (“CGU”) assets at the impairment date, with no individual asset being reduced below its recoverable amount. This resulted in management allocating the full impairment amount to the CGU’s intangible asset.

Year ended December 31, 2018 compared to the year ended December 31, 2017

The net loss for the year ended December 31, 2018 was $30.9 million (loss of $0.22 per share) compared to a net loss of $8.8 million (loss of $0.10 per share) for the same period in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti dilutive effect on the loss per share. Factors contributing to the net loss for the year include the following:

	For the year ended December 31,
	2018	2017
Average selling price of adult use dried flower per gram	$5.19	$ -
Kilograms sold of adult use dried flower	122	-
Average selling price of medical dried flower per gram & gram equivalents	$9.10	$10.40
Kilograms sold of medical dried flower & kilogram equivalents	189	114
Total kilograms produced of dried flower	323	52

Included in the gross margin for the year ended December 31, 2018, is an unrealized gain of $2,818,442 (December 31, 2017: $163,754) on the changes in the fair value of the Company’s biological assets. Also included in the gross margin for the year ended December 31, 2018, is a realized fair value gain of $158,676 (December 31, 2017: $10,328) on the change in biological assets included in the cost of inventory sold.

Revenue

Revenue for the year ended December 31, 2018 increased by 125%, with $2,110,403 recognized during the 2018 fiscal year as compared to $937,654 in the prior fiscal year. The increase in revenue was primarily attributable to the Company’s revenues in the adult use market during the last three months of the year. Revenues from medical cannabis also increased during the year as the Company expanded its client base. For the year ended December 31, 2018, revenue was comprised of approximately 61% dried product, 37% oils and 2% other, compared to approximately 50% dried product and 50% oils in the prior year to date ended December 31, 2017.

Cost of Sales

Cost of sales increased significantly in the current year compared to the prior year primarily due to: higher packaging costs as a result of regulatory requirements under the Cannabis Act; higher production costs due to increased distribution costs and recognition of the amortization associated with the Health Canada license. Additionally, the acquisition of Verdélite and the associated ramp up of its facilities were included as indirect and direct production costs without corresponding revenue.

Total gross margin is impacted significantly by changes in the fair value of biological assets included in the gross margin. For the year ended December 31, 2018, an unrealized gain of $2,818,442 (December 31, 2017: $163,754) in the fair value of the Company’s biological assets is included in the cost of sales. Also included in the gross margin for the year ended December 31, 2018, is a realized fair value gain of $158,676 (December 31, 2017: $10,328) attributable to the change in biological assets included in the cost of inventory sold.

Despite the gain recognized in the change in biological assets, the Company recorded a negative gross margin of $3,099,225 for the year ended December 31, 2018 and a negative gross margin of $372,963 for the year ended December 31, 2017. The gross margin was also decreased as a result of lower average net selling prices per gram in the adult use market as compared to the higher net selling prices per gram in the medical cannabis market.

Other expenses

General and Administrative – During the year ended December 31, 2018, the Company incurred general and administration expenses of $14.0 million versus $5.1 million for the same period ended December 31, 2017. The year to date expenses included expenses related to a significant increase in activities including corporate branding, business development, media, and project management to prepare for the legal adult use market. Additional staff have been hired and office space has been expanded. For the year period ended December 31, 2018, general and administrative costs included: salaries and benefits of $2,297,988 (2017 - $854,430), consulting and professional services fees of $7,287,629 (2017 - $2,301,067), investor relations and media $2,377,219 (2017 $1,026,299), office and insurance of $1,477,764 (2017 - $522,485) and travel and accommodation of $552,897 (2017 - $366,166).

The $7.3 million in consulting and professional services substantially consists of management fees paid to the Company's major shareholder, Sciences pursuant to the independent contractor agreement described below ($4.2 million), employee recruitment fees ($0.64 million), general legal fees ($0.43 million), consultant fees ($1.45 million), auditor fees ($0.36 million), and stipends paid to the Company’s board of directors ($0.12 million).

The $2.4 million in investor relations and media fees substantially consists of conferences and tradeshows ($1.2 million), native advertising and market intelligence services ($0.83 million), shareholder communication fees ($0.14 million), and investor relations consultant fees ($0.20 million).

Sales and marketing – For the year ended December 31, 2018, the Company incurred sales and marketing expenses of $11,333,294 versus $428,541 in the prior year. The current period increase reflects the increase in sales and marketing activity as the Company works towards branding the Company and launching products into the legal adult use market. Of the $11.3 million included in sales and marketing expenses for the year, approximately $9.6 million related to expenditures billed by the Company’s former advertising agent of record, DDB Canada, for among other things, brand development, design, market research and advertising in anticipation of and commencement in, the legalization of the recreational use of cannabis by adults. The balance is comprised of staff related costs such as salary, benefits, travel expenses and conference costs.

Research and development – For the year ended December 31, 2018, the Company incurred research and development expenses of $801,351 versus $207,500 in the prior year. Research and development projects in the current year include development and testing of processes to manufacture capsules, exploration of other new products and planning for upcoming clinical trials. The Company capitalized development costs associated with the application of 17 patents during the year ended 2018.

Share based compensation – Share based compensation expense for the year period ended December 31, 2018 was of $7,498,450 compared to $2,822,495 in the 2017 fiscal year. The amounts are compensation expenses related to employee, director and consultant incentive stock options and restricted share units which are measured at fair value at the date of grant and expensed over the vesting period. During the current year, the Company granted 2,811,000 stock options and 5,000 restricted share units to employees and consultants. The increase in the share based compensation expense is due to a significantly larger number of granted and outstanding options as at December 31, 2018 as compared to December 31, 2017.

Share of income from joint venture – For the year ended December 31, 2018, the Company recognized $5,753,782 as its 50% share of the income from the Pure Sunfarms joint venture, which commenced operations during the three months ended December 31, 2017. Pure Sunfarms has begun producing cannabis for sale and received its cannabis sales license from Health Canada on July 27, 2018.

Additional Disclosure for Venture Issuers Without Significant Revenue

As the Company did not have significant revenue from operations in 2018, the following is a breakdown of the material costs incurred:

	For the three	For the three	For the year	For the year
	months ended	months ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
	($)	($)	($)	($)
Expensed research and development costs	$866,113	$527,830	$4,279,055	$801,351
General and administrative expenses	$2,438,045	$3,301,839	$14,258,432	$13,993,498
Purchase of plant and equipment	$3,714,155	$8,681,850	$24,083,257	$17,235,075

Liquidity and Capital Resources

The Company continually monitors and manages its cash flow to assess the liquidity necessary to fund operations and capital projects. The Company manages its capital resources and adjusts it to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital resources, the Company may, where necessary, control the amount of working capital, pursue financing or manage the timing of its capital expenditures. As at December 31, 2019, the Company had working capital deficiency of $10.0 million.

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at December 31, 2019, the Company had not yet achieved profitable operations. The Company is actively seeking alternative financing alternatives in order to manage current cash flows until such time as the Company is profitable. The continuing operations of the Company are dependent upon its ability to continue to raise adequate capital, to commence profitable operations in the future, to satisfy its commitments and to repay its liabilities arising from normal business operations as they become due. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern. The Company has raised gross proceeds of $18.8 million of equity financing through the ATM Program as at May 13, 2020 and is looking at continuing to raise additional funds under either the current ATM Program or a new at the market program. Management continues to closely monitor its cash flows and, as necessary, will seek additional equity and debt financing to offset the working capital deficit. There can be no certainty that such financing will be available on terms acceptable to the Company or at all.

The Company has committed to certain projects which may require significant cash injections over the next 12 months. The Company’s second greenhouse facility in Metro Vancouver will require approximately $2.6 million of additional spend prior to completion.

The Company has renegotiated the terms of the payout of the remaining amounts owed to the vendors of Verdélite, pursuant to the Company’s 2018 purchase of Verdélite, on May 30, 2019. The amount outstanding as at the date of this MD&A is $8.4 million.

The Company has also committed to contributing $5.0 million to EHN in exchange for its 51% initial ownership in EHN, of which, $1.4 million has been paid as at December 31, 2019.

Operating, Investing and Financing Activities

The chart below highlights the Company’s cash flows:

	For the year ended	For the year ended	For the year ended
	December 31, 2019	December 31, 2018	December 31, 2017
	($)	($)	($)
Net cash provided by (used in):
Operating activities	($24,768,301)	($29,089,202)	($7,815,986)
Investing activities	($44,125,746)	($62,478,881)	($18,932,984)
Financing activities	$35,377,175	$83,087,028	$68,054,910
Increase (decrease) in cash	($33,516,872)	($8,481,055)	$41,305,940

Year December 31, 2019 as compared to December 31, 2018

Cash used in operating activities for the year ended December 31, 2019 was $24.8 million, compared to cash used of $29.1 million and $7.8 million in 2018 and 2017 respectively. The current year amount reflects the increase in general and administrative expenditures, additional staff costs, the increase in sales and marketing expenditures, and cash outflows from payments of current liabilities and increase in current assets from the prior year ended December 31, 2018 and acquired balances during the year ended December 31, 2019. The Company incurred losses during the year as a result of the ramp up of its acquisitions into operating entities.

Cash used in investing activities for the year ended December 31, 2019 was $44.1 million, compared to cash used of $62.5 million and $18.9 million in 2018 and 2017 respectively. In the current year:

  $18.6 million was used to invest in the Joint Venture;

  $1.4 million was used to invest in EHN;

  $11.7 million was used in construction of the new production facility at the Metro Vancouver site;

  $11.0 million was used to complete the renovations on the Verdélite site and to purchase lab extraction and other equipment;

  $1.4 million was used in the research and preparation of 17 patents.

The prior year cash usage was substantially attributable to the investment in the Joint Venture, the acquisition of the Verdélite facility and the construction at the Metro Vancouver site.

Cash provided by financing activities for the year ended December 31, 2019 was $35.4 million, compared to cash provided of $83.1 million and $68.1 million in 2018 and 2017 respectively. Cash generated in the current year included $22.8 million in proceeds from the ATM financing and private placement, $24.2 million in proceeds from the Convertible Debenture private placement and $1.2 million from stock option exercises. Offsetting these positive sources of cash flow was a $8 million repayment of the Verdélite deferred payment, a $2.5 million expenditure to retire the mortgage acquired as a part of the Verdélite acquisition, $1.3 million in share issuance costs in connection with the ATM Program and $1.0 million in repayment of lease liabilities and interests.

Year ended December 31, 2018 as compared to December 31, 2017

Cash used in operating activities for the year ended December 31, 2018 was $29.1 million, compared to cash used of $7.8 million in the prior year. The current year amount reflects the increase in general and administrative expenditures, additional staff costs, the increase in sales and marketing expenditures, and cash outflows from payments of current liabilities and increase in current assets from the prior year ended December 31, 2017 and acquired balances during the year ended December 31, 2018. The Company incurred greater losses during the year as a result of the preparation for the legalization of cannabis in the adult market as well as the ramp up of its acquisitions into operating entities.

Cash used in investing activities for the year ended December 31, 2018 was $62.5 million, compared to cash used of $18.9 million in the prior year. In the current year:

  $22.6 million was used to purchase Verdélite;

  $4.0 million was used to invest in the Pure Sunfarms joint venture transaction;

  $13.0 million was advanced as a demand loan to Pure Sunfarms;

  $2.0 million was used in the acquisition of Avalite;

  $2.0 million was paid as a deposit for the greenhouse being built at the Richmond site;

  $0.50 million was used in the research and preparation of 17 patents;

  $1.7 million in equipment purchased for the Richmond site and Victoria site, and renovations at the Victoria site;

  $7.2 million was used in construction of the new production facility at the Richmond site; and

  $6.6 million was used to complete the renovations on the Verdélite site, and to purchase lab extraction and other equipment.

The prior year cash usage was substantially attributable to the investment in Pure Sunfarms and construction at the Richmond site.

Cash provided by financing activities for Cash provided by financing activities for the year ended December 31, 2018 was $83.1 million, compared to cash provided of $68.1 million in the prior period. Cash generated in the current year included $60.6 million from net proceeds of the prospectus offerings completed in January, February, May and December 2018, $21.9 million received from warrant exercises, and $1.2 million from stock option exercises.

Financial Risk Management

The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management policies on an annual basis. Management identifies and evaluates the Company’s financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Transactions with Related Parties

The Company has entered into transactions with a control person of the Company, a wholly owned subsidiary of such control person, a company controlled by the Company’s Executive Chairman, a company whose CEO is also a director of the Company, and with the Joint Venture.

With Emerald Health Sciences Inc.

The Company entered into a management agreement with Sciences, a control person of the Company, in May 2015, which has subsequently been amended, most recently in October 2019, under which the Company paid Sciences $350,000 per month. During the year ended December 31, 2019, the Company was charged a total of $2,975,000 (December 31, 2018 - $4,200,000; December 31, 2017 - $1,871,521) under such agreement, which was recorded as $1,593,738 in research and development costs, and $1,381,262 in general and administrative fees, respectively. On October 1, 2019, the Company and Sciences amended the agreement pursuant to which Sciences is not entitled to further cash consideration beyond amounts currently accrued and outstanding.

On October 4, 2019, the Company announced that it had entered into an agreement to amend the purchase price payable by the Company pursuant to the hemp supply agreement dated September 26, 2018 with EHH. Pursuant to this agreement, the Company will only pay EHH the reasonable and documented costs incurred by EHH in exchange for hemp products. During the year ended December 31, 2019, the Company wrote down $2,022,781 of inventory related to hemp harvested that did not meet the quality standards for extraction. Subsequent to December 31, 2019, the Company terminated the agreement.

On October 4, 2019, the Company announced that it had entered into a sublease agreement and a cultivation agreement with Sciences. Pursuant to the sublease agreement, the Company agreed to sublease 12 acres of land in Metro Vancouver to Sciences for which Sciences agreed to pay the Company rent equal to the amount that the Company pays to the head landlord for the subleased land. Pursuant to the cultivation agreement, Sciences granted the Company the right to cultivate cannabis, for the sole benefit of the Company, on the subleased land. In exchange for this right, the Company agreed to waive the amounts payable by Sciences under the Sublease Agreement. Subsequent to December 31, 2019, the Company terminated the agreement.

As at December 31, 2019, Sciences held an aggregate of 29,687,942 Common Shares, representing approximately 18% of the issued and outstanding Common Shares and it held 9,099,705 common share purchase warrants of the Company. As at December 31, 2018 Sciences held an aggregate of 43,234,242 Common Shares, representing approximately 31% of the issued and outstanding Common Shares and it held 4,411,764 common share purchase warrants of the Company.

On May 30, 2019, the Company amended a previous loan agreement with Sciences pursuant to which Sciences agreed to loan up to $6,000,000 to the Company, in amounts and at times agreed to by the parties. Amounts loaned bear interest at 10% per annum and are repayable on demand. On July 5, 2019, the loan agreement with Sciences was amended to increase the available loan amount to $15,000,000 and the rate of interest charged was increased to 12%. As of December 31, 2019, Sciences had advanced $515,233 (December 31, 2018 - $Nil) in funds to the Company and charged $278,949 (December 31, 2018 - $Nil) in interest, through this agreement. On January 31, 2020, the Company settled both the outstanding loan amount and the accrued interest for a total of $794,182, and the trade payables for hemp purchased of $2,022,781 with shares for debt in exchange for the issuance of 9,713,666 common shares of the Company at a deemed price of $0.29 per Common Share.

With Subsidiaries of Emerald Health Sciences Inc.

On October 3, 2018 the Company announced that it entered into a research agreement with EH Spain. an institute focused on cannabis research, which will provide its cannabis industry leading contract research organization (CRO) services to the Company to elucidate the mechanism of action of proprietary formulations and dosage forms that the Company is developing. EH Spain is a wholly owned subsidiary of Sciences, who is a control person of the Company. EH Spain is a wholly owned subsidiary of Sciences and is therefore a related party of the Company. To date, the Company has used the CRO services of EH Spain with total costs incurred of €20,000.

With a company controlled by the Company’s Executive Chairman

In 2017, the Company entered into a 30 year lease with a company (the “Landlord”) that is controlled by Avtar Dhillon, MD, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company has built its new production facility. The lease amount of $80,000 per quarter was determined by an independent valuation. The Landlord also charged the Company $189,354 during the year ended December 31, 2019 (2018 - $217,023; 2017 - $144,979) for development fees and services related to construction of the Company’s new facility.

With a company whose CEO is also a director of the Company

As at December 31, 2019, the Company holds 1,666,667 common shares and 1,666,667 common share purchase warrants of Avricore Health Inc. (“Avricore” formerly VANC Pharmaceuticals Inc) for investment purposes. The CEO of Avricore is also a director of the Company.

The 1,666,667 common shares represent 2.9% of the issued and outstanding common shares of Avricore at the date of this MD&A. Upon exercise of the common share purchase warrants of Avricore, the Company would hold 3,333,334 common shares of Avricore, representing 5.8% of the issued and outstanding common shares of Avricore, assuming no other share issuances.

With the Company’s joint venture

As at December 31, 2019, the Joint Venture owes the Company $169,948 (December 31, 2018 - $1,942,329) for expenditures made on behalf of the Joint Venture. As of December 31, 2019, the Company owes to the Joint Venture $956,973 (December 31, 2018 $Nil) for bulk resales as well as storage, logistical, and administrative related fees. As of December 31, 2019, the Company owes to the Joint Venture $Nil (December 31, 2018 - $1,287,082) for inventory purchased. Pursuant to the PSF Settlement Agreement, the Company issued a promissory note to the Joint Venture in the amount of $952,237 (as described above in the amount owing to the Joint Venture). Refer to Development of Business after the Reporting Period for information related to the Settlement Agreement.

Proposed Transactions

There are no material decisions by the Company’s board of directors with respect to any imminent or proposed transactions that have not been disclosed herein.

Critical Accounting Policies and Estimates

Included in Note 2 of the Company’s audited consolidated financial statements for the years ended December 31, 2019 and 2018 are the accounting policies and estimates that are critical to the understanding of the business operations and results of operations. Included in Note 2 of the Company’s audited consolidated financial statements for the year ended December 31, 2019 and 2018 are new accounting policies and changes to existing accounting policies adopted during the current year.

Changes in Accounting Standards not yet Effective

Refer to Note 2 of the Company’s audited consolidated financial statements for the years ended December 31, 2019 and 2018 for additional information on several new standards, amendments to standards and interpretations, which are not effective yet, and have not been applied in preparing these consolidated financial statements but may affect the Company when applied in the future.

Off Balance Sheet Arrangements

The Company has not entered into any material off balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Risks and Uncertainties

The Company’s actual results may differ materially from those expected or implied by the forward looking statements and forward looking information contained in this interim management discussion and analysis due to the proposed nature of the Company’s business and its present stage of development. A non exhaustive list of risk factors associated with the Company are discussed in detail under the heading “Risk Factors” in the Company’s AIF dated May 13, 2020.

The following is a non exhaustive list of certain additional risk factors associated with the Company.

Reliance on Licences

The Company's ability to grow, store and sell cannabis in Canada is dependent on the Company's Licences. Failure to comply with the requirements of the Licences, or any failure to maintain the Licences would have a material adverse impact on the business, financial condition and financial performance of the Company. The Company believes it will meet the requirements of the Cannabis Act for further extensions or renewals of the Licences. However, should Health Canada not extend or renew one or more of the Licences, or should it renew a Licence on different terms, the business, financial condition and results of the operation of the Company would be materially adversely affected.

Public Health Crises

The Company's business, operations and financial condition could be materially adversely affected by the outbreak of epidemics, pandemics or other health crises, such as the COVID 19 novel coronavirus ("COVID 19"). As at the date of this MD&A, the global reactions to the spread of COVID 19 have led to, among other things, significant restrictions on travel, quarantines, temporary business closures and a general reduction in consumer activity. Provincial governments in the provinces of British Columbia and Québec, where the Company's facilities and those of the Joint Venture are located, have passed orders with respect to closure of non essential business. Each such province has designated the production of cannabis as an essential services and, accordingly, the Company's facilities and those of the Joint Venture currently remain open and in production, however there can be no certainty that this will remain the case.

The risks to the Company of such public health crises also include risks to employee health and safety and a slowdown or temporary suspension of operations in geographic locations impacted by an outbreak. The Company has taken what it believes to be appropriate safety precautions at its facilities to safeguard the health of its employees including remote work plans and additional protective measures on site, and there have been no outbreaks to date at any of the Company's facilities. However, if an outbreak were to occur, the Company may be required to temporarily close the facility. Any such closure could have a material adverse impact on production and sales. Widespread uncertainty, government restrictions on personal mobility and the other impacts of the COVID 19 crisis on the Company's employees, together with the potential to contract COVID 19 and/or be subject to quarantine may have an impact on the ability or willingness of the Company's employees and those of the Joint Venture to attend their workplace. Although certain administrative factors can be conducted remotely, other functions, such as growth, picking and packaging of the Company’s products and maintenance of the Company's products and facilities cannot be conducted remotely and may be adversely impacted by any resulting decrease in employee availability.

Such public health crises can also result in disruptions and volatility in financial markets and global supply chains as well as declining trade and market sentiment and reduced mobility of people, all of which could impact cannabis product prices, interest rates, credit ratings, credit risk and inflation. In addition, the Company's business may be impacted by supply chain disruptions caused by the COVID 19 crisis, including the delivery of essential imports for the Company's products or the delivery of the Company's products to markets. The COVID 19 crisis may also have a negative impact on consumer demand for the Company's products due to, among other things, economic contraction and the potential closure of vendors of the Company’s products, which could result in reduced revenue to the Company.

While these effects are expected to be temporary, the duration of the disruptions to business and the related financial impact cannot be estimated with any degree of certainty at this time. At this point, the extent to which COVID 19 may impact the Company is uncertain; however, it is possible that COVID 19 could have a material adverse effect on the Company's business, results of operations and financial condition.

Risks Related to the Joint Venture

Although the Company has certain rights pursuant to the shareholders' agreement governing the Joint Venture (the “JV SHA”), the Company does not directly control the management of the Joint Venture and the Joint Venture has its own management. Success of the Joint Venture will depend, in part, on the expertise of such management. The business of the Joint Venture is itself subject to the operational and business risks inherent in the large scale production of cannabis and to that extent, the business of the Joint Venture will be subject to many of the same business risks applicable to the Company and which are set out elsewhere in this MD&A. In particular, the production and sale of cannabis at the Joint Venture's facilities in Delta, British Columbia is subject to obtaining and maintaining all necessary permits and licences. There can be no assurance that the Company and the Joint Venture will be successful in obtaining and maintaining all such permits and licences. In the event that all such licences and permits are not obtained or maintained then the Joint Venture may not be permitted to produce or sell cannabis or the amount which it is permitted to produce or sell may be reduced, either of which would have a material adverse effect on the Company's business, results of operations and financial performance.

The Joint Venture may require additional capital. To the extent the Joint Venture is unable to internally fund its operating requirements or expansion plans it may make additional capital calls on its shareholders. Failure by the Company to meet such a capital call would not constitute a default under the JV SHA, but in the event that its joint venture partner, Village Farms, elects to make its capital contributions the Company's interest in the Joint Venture may, in certain circumstances, be diluted. If the Company elects to fund a capital call but Village Farms fails to do so then the Company may need to advance additional capital in order to meet the Joint Venture's needs. There can be no assurance that the Company or Village Farms will have the necessary capital resources to meet a capital call when and if made by the Joint Venture. In the event that the Joint Venture cannot raise the necessary funds from its shareholders, including the Company, it may need to raise additional funds through debt or equity financings that may be dilutive to the Company's interest in the Joint Venture. If the Joint Venture cannot obtain adequate capital to the extent required on favorable terms or at all, it may be required to scale back or entirely halt its operating or expansion plans and its business, financial condition and results of operations could be adversely affected. As of the date of this MD&A, the Company owns 41.3% of the outstanding shares of the Joint Venture. In the event that shares of the Joint Venture are issued to raise capital, the Company’s interest in the Joint Venture may be diluted. Any dilution of the Company's interest in the Joint Venture may have a material adverse impact on the business, financial condition, cash flow and results of operations of the Company.

In late 2019 and early 2020, the Company was party to certain disputes with the Joint Venture and Village Farms with respect to the Joint Venture and certain supply agreements as more particularly described above under Development of Business after the Reporting Period certain of which were referred to arbitration. All such disputes have now been settled among the parties and arbitration has been halted, however, additional disputes may arise between the Company and the Joint Venture or between the Company and its joint venture partner, Village Farms, that may adversely affect the success of the Joint Venture and which would have a material adverse effect on the Company's business, results of operations and financial performance. Failure by the Company to otherwise comply with its obligations under the JV SHA may result in the Company being in default under the shareholders' agreement and could result in the Company losing some or all of its interest in the Joint Venture.

Additionally, the Company has provided a limited guarantee of $10 million in connection with the Joint Venture’s Amended Credit Facility. If the Joint Venture is unable to fulfill its obligations under such facility, the creditor may enforce such limited guarantee against the Company. The Company may be unable to satisfy such guarantee. Any such enforcement action could adversely affect the business, financial condition and financial performance of the Company.

Competition

The Company faces intense competition from other companies, some of which have longer operating histories and greater financial resources, production capacity and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and financial performance of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. If the number of users of legal cannabis in Canada increases, the demand for products is expected to increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and customer support. The Company may not have sufficient resources to maintain research and development, marketing, sales and customer support efforts on a competitive basis which could materially and adversely affect the business, financial condition and financial performance of the Company.

The Company's success depends in part on its ability to attract and retain customers. There are many factors which could impact the Company's ability to attract and retain customers, including but not limited to competition from other companies in the industry, the Company's ability to continually produce desirable and effective product, the successful implementation of the Company's customer acquisition plan and the continued growth in the aggregate number of customers selecting cannabis. The Company's continued success depends in part on its ability to anticipate and respond to these changes. The success of the Company's product offering depends on a number of factors, including the Company's ability to:

(a)	accurately anticipate customer needs;

(b)	innovate and develop new products or product enhancements that meet these needs;

(c)	successfully commercialize new products or product enhancements in a timely manner;

(d)	price products competitively;

(e)	manufacture and deliver products in sufficient volumes and in a timely manner; and

(f)	differentiate its products from those of competitors.

Regulations relating to the legal production of edible cannabis, cannabis extracts and cannabis topicals were brought into force on October 17, 2019. As of the date hereof, the Company has not made any application to Health Canada in respect of a licence to produce edible products and has no plans to do so in the immediate future. There is no guarantee that the Company will produce edible products and that if it produces edible products in the future, that its products will be selected for sale by provincial distribution boards or that the Company's edible products will be adopted by consumers. In certain United States jurisdictions, sales of edible products have experienced much greater market growth than the sales of other cannabis products. In the event that the Company is not able to produce or sell edible products while certain of its competitors are able to do so, the Company may lose market share which could have a material adverse effect on the Company's revenue, financial condition and financial performance.

The Company also faces competition from unlicenced and unregulated market participants, including individuals or groups that produce cannabis without a licence and illegal dispensaries and black market participants selling cannabis and cannabis based products in Canada. These competitors may be able to offer products at lower prices than the Company's products and with higher concentrations of active ingredients than the Company is authorized to produce and sell and using delivery methods that the Company does not or cannot offer in Canada. The competition presented by these participants, and any unwillingness by consumers currently utilizing these unlicenced distribution channels to begin purchasing from licenced producers for any reason, or any inability of law enforcement authorities to enforce existing laws prohibiting the unlicenced cultivation and sale of cannabis and cannabis based products, could adversely affect the Company's revenue, market share, result in increased competition through the black market for cannabis or have an adverse impact on the public perception of cannabis use and licenced cannabis producers and dealers.

Expansion Risks

There is no guarantee that the Company's plans to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company's marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits (such as additional site licences from Health Canada under the Cannabis Act, as applicable) and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. The Company is currently constructing a second production facility in Richmond, British Columbia which will require additional local government approval, licencing by Health Canada and significant investment of capital. Neither local government approval, Health Canada licencing nor the availability of capital are assured.

The Company's expansion plans will also require significant amounts of capital, including the following forecast expenditures:

(g)	in connection with the acquisition of Verdélite and Verdélite Holdings, the Company was required to make monthly payments of $1.0 million commencing July through to November 2019, with a final payment of $5.0 million plus accrued interest due on December 16, 2019. Interest (calculated on the basis of $15 million) began accruing May 31, 2019 at a rate of 10% per annum. To date, the Company has paid down a total of $3.0 million of the amount owing to the Vendors; and

(h)	the Company's second greenhouse facility in Metro Vancouver will require approximately $2.6 million of additional capital spending prior to completion.

The Company does not presently have sufficient cash reserves to make all such payments and there is no guarantee that the Company will be able to obtain such necessary capital. Failure to obtain such capital could result in significant delays or could prevent the Company from completing any of the foregoing activities as anticipated or at all. The failure of the Company to successfully execute its expansion strategy (including receiving required regulatory approvals and permits) could adversely affect the Company's business, financial condition and financial performance and may result in the Company failing to meet anticipated or future demand for its products, when and if it arises. See also "Additional Financing and Dilution" and "Factors which may Prevent Realization of Growth Targets".

Additional Financing and Dilution

The building and operation of the Company's facilities and business are capital intensive. In order to maintain its business and execute its anticipated growth strategy, the Company will require additional equity and/or debt financing to support on going operations, to satisfy capital expenditures or to undertake acquisitions or other business combination transactions. The Convertible Debentures place certain limitations on the incurrence of additional debt and the issuance of equity securities. As such, there can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company's inability to raise financing to support on going operations or to fund capital expenditures or acquisitions could limit the Company's growth and may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company will require additional financing to fund its operations to the point where it is generating positive cash flows. Failure to obtain any required additional financings may cause a material adverse effect on the Company and its business, and may jeopardize the Company's ability to continue as a going concern.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution. The specific terms of such future offerings, if any, would be established, subject to the approval of the board of directors of the Company, at the time of such offering and will be described in detail at the time of any such offering. Any new equity securities issued by the Company could have rights, preferences and privileges superior to those of holders of Common Shares.

The perceived risk of dilution may negatively impact the price of the Common Shares and may cause shareholders to sell their Common Shares, which would contribute to a decline in the price of the Common Shares. Moreover, the perceived risk of dilution and the resulting downward pressure on the Company's share price could encourage shareholders to engage in short sales of the Common Shares, which could further contribute to progressive price declines in the Common Shares. The Convertible Debentures are, in accordance with their terms, convertible into Common Shares. In addition, the Company has outstanding stock options, common share purchase warrants and restricted share units pursuant to which Common Shares may be issued in the future and may issue additional options, warrants or restricted share units in the future. Any such convertible securities are more likely to be exercised when the market price of the Company's Common Shares exceeds the exercise price of such instruments. Any share issuances from the Company's treasury will result in immediate dilution to existing shareholders.

The Convertible Debentures do, and any other debt financing undertaken by the Company in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

The Company has in the past received a substantial amount of its debt financing from Sciences pursuant to the terms of a loan agreement between the Company and Sciences. The terms of the Convertible Debentures may prohibit or restrict the advance of further loans from Sciences and there is no guarantee that Sciences will continue to provide loans when needed by the Company or that the terms of such loan agreement will remain the same or acceptable to the Company.

Indebtedness

As described above, the Company has issued Convertible Debentures in the aggregate principal amount $25 million. The Convertible Debentures are subject to risks typically associated with debt financing. Risks associated with the Convertible Debentures include risks that the Company's cash flows could be insufficient to satisfy required payments of principal and interest and enforcement risk in the event of default. The Convertible Debentures are direct senior secured obligations of the Company ranking in priority to all unsecured debt and are secured by a charge on all assets of the Company and all shares of its various wholly owned subsidiaries. If the Company defaults on its obligations under the Convertible Debentures, the holders could foreclose upon the Company's assets securing its obligations under the Convertible Debentures, appoint a receiver and receive an assignment of accounts or pursue other remedies generally available to secured creditors, all of which could result in a material adverse effect on the Company.

The Convertible Debentures also include customary restrictions on the Company's ability to incur additional debt; dispose of or acquire assets (unless in the ordinary course); enter into certain related party transactions or amend the terms of certain related party transactions; increase compensation (unless in the ordinary course); make any distributions to shareholders; and undertake any transactions which lead to a change of control of the Company. Failure by the Company to obtain consent of the holders of Convertible Debentures to the completion of certain types of transactions may prevent the Company form completing such transactions and could have a material adverse effect on the Company’s business.

Product Price Volatility

Upon legalization of cannabis in Canada, there was an initial shortfall in supply of adult use cannabis. This generally resulted in lower than expected sales and revenues for producers and increased competition for sales and sources of supply. In the future, cannabis producers may produce more cannabis than is needed to satisfy the collective demand of the Canadian adult use and medical markets. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If such supply or price fluctuations were to occur, the Company's revenue and profitability may fluctuate materially and its business, financial condition, results of operations and prospects may be adversely affected.

In addition, demand for cannabis and cannabis products is dependent on a number of social, political and economic factors that are beyond the Company's control, including the novelty of legalization, which may wear off. A material decline in the economic conditions affecting consumers (including as a result of the ongoing COVID 19 crisis) can cause a reduction in disposable income for the average consumer, change consumption patterns and result in a reduction in spending on cannabis products or a switch to other products obtained through illicit channels. The ongoing COVID 19 crisis has resulted in substantial economic disruption, widespread disruptions in mobility and disruptions to supply chains. It is not yet clear what impact the crisis will have on the Company's markets, demand for its products or purchase price thereof. See "Competition" and "Public Health Crises". There can be no assurance that market demand for cannabis will continue to be sufficient to support the Company's current or future production levels or that the Company will be able to generate sufficient revenue to be profitable.

Customer Risk

In light of the recent volatility in the cannabis sector generally and the disruptions caused by the ongoing COVID 19 crisis, certain of the Company's wholesale customers may encounter financial difficulties that could result in the Company being unable to collect some or all of its accounts receivable from those customers. Delay or failure to obtain payment from such customers may lead to litigation, which could be protracted, time consuming and expensive. Additionally, there can be no guarantee that the Company will be successful in reaching a favourable outcome, or that even if it is successful in such litigation, it will be able to recover payment. Any type of negative outcome could have a material adverse effect on the business, financial performance and financial condition of the Company.

Change in Laws, Regulations and Guidelines

The Company's operations are subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis but also including laws and regulations relating to health and safety, privacy, the conduct of operations and the protection of the environment. While, to the knowledge of the Company's management, the Company is currently in material compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to the Company's operations and the financial condition of the Company.

The Cannabis Act that came into force on October 17, 2018 and as a result the full impact of the regulatory regime thereunder is uncertain at this time. It is likely the regulatory regime under the Cannabis Act will evolve over time and it is uncertain how Health Canada and other applicable government agencies will interpret and enforce the Cannabis Act and related federal and provincial legislation (collectively, the "Cannabis Legislation"). For example, regulations relating to the legal production of edible cannabis, cannabis extracts and cannabis topicals were brought into force on October 17, 2019, and the impact of such regulations has not yet been fully determined. Cannabis Legislation may be revised in the future and additional legislation may be adopted. If Cannabis Legislation is interpreted or enforced more strictly or is amended to be more restrictive than under the current regulatory regime, such regulatory changes could adversely affect the Company's operations, business, financial condition and financial performance.

Future changes to Cannabis Legislation may have a materially adverse impact on the Company including, but not limited to:

(a)	restrictions on the Company's ability to run its business as it currently operates or the imposition of restrictions on licence holders under the Cannabis Act, including restrictions on the products that may be produced or made available by licence holders, restrictions on strains (including restrictions on potency) and types of products (oil, resin, concentrates, edible products containing cannabis extracts), and additional restrictions on advertising of the Company's products;

(b)	reduction of barriers to entry for new entrants to the industry, some of whom may have more financial resources and marketing expertise than the Company;

(c)	the imposition of restrictions on distribution which would impact the Company's ability to sell its products;

(d)	limitations on the types of customers the Company can sell to (for example, age restrictions) or the amount of product that purchasers may buy, any of which may reduce the number of the Company's possible customers or the average amount of purchased product;

(e)	the implementation of additional taxes on the Company's products, which may reduce the demand for the Company's products and reduce the quantity of products sold by the Company; and

(f)	the imposition of requirements on licence holders, including in relation to labeling requirements for the Company's products and the manner in which the products are required to be tested or approved for sale, which could increase the cost of producing the Company's products and could reduce the Company's earnings and margins.

While the impact of any such changes are uncertain, it is not expected that any such changes will have an effect on the Company's operations that are materially different than the effect on similar sized companies in the same business as the Company.

Regulatory Risks

The activities of the Company are subject to regulation by governmental authorities, particularly Health Canada. Achievement of the Company's business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company will also require Health Canada and other regulatory approval in order to proceed with construction of new growing facilities and will be required to apply for and obtain additional licences under the Cannabis Act before it begins growing cannabis at any such facilities. The Company cannot predict the time required to secure all appropriate regulatory approvals for its new facilities or products, or the extent of testing and documentation that may be required by Health Canada or other governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of facilities, markets and/or products and could have a material adverse effect on the business, financial performance and financial condition of the Company.

Fraudulent or Illegal Activities by Employees, Contractors or Consultants

Certain licenced producers in Canada have recently been alleged to have been failing to operate in compliance with applicable law as a result of the unauthorized actions of employees. The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company's business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company's operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Failure of Facility Infrastructure

The Company's facilities require regular maintenance on both the heating and cooling systems and regular power component maintenance on the generator and delivery systems. Any failure of the heating and cooling systems or electrical delivery systems could have a material and adverse effect on the Company's business, financial condition and financial prospects.

Shelf Life of Inventory

The Company holds finished goods in inventory and its inventory has a shelf life. Finished goods in the Company's inventory include dried cannabis and cannabis oil products. The Company follows Health Canada's testing requirements for product release and re tests its inventory for information purposes. Based on such testing results and management's experience, the Company believes that there is no significant change in product composition during a twelve month storage under its current vault conditions. The Company's typical turnover rate for inventory varies between two weeks and six months from final production, however this turnover rate may change and its inventory may reach its expiration and may not be sold. Even though management of the Company on a regular basis reviews the amount of inventory on hand, reviews the remaining shelf life and estimates the time required to manufacture and sell such inventory, write down of inventory may still be required. Any such write down of inventory could have a material adverse effect on the Company's business, financial condition, and financial performance.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if any of its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of the Company's products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company's products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the Company's products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company's reputation with its consumers generally, and could have a material adverse effect on the financial performance and the financial condition of the Company. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in the

Company incurring significant losses in the event of a successful claim and could prevent or inhibit the commercialization of the Company's potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to orders for the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. All such recalls must adhere to the relevant provisions in Cannabis Legislation. If any of the Company's products are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for the Company's products and could have a material adverse effect on the financial performance and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company's operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Risks Inherent in an Agricultural Business

The Company's business involves the growing of cannabis, which is an agricultural product. As such, the business is subject to the risks inherent in any agricultural business, such as weather, pests insects, plant diseases and similar agricultural risks (some of which may be caused by climate change). The Company grows its cannabis products indoors under climate controlled conditions and in greenhouses, and carefully monitors the growing conditions with trained personnel. The Company recently began growing cannabis outdoors in a limited effort to research the potential for outdoor cultivation. To date all outdoor grown cannabis has been deemed to be research only product. There can be no assurance that natural elements will not have a material adverse effect on the production of its products.

Vulnerability to Rising Energy Costs

The Company's growing operations consume considerable energy, making the Company vulnerable to rising energy costs (which may be caused by climate change). Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably.

Transportation Disruptions

Due to the perishable and premium nature of the Company's products, the Company will depend on fast and efficient delivery services to distribute its product. As a result of the COVID 19 crisis, delivery companies are experiencing increased volumes which may result in disruption of services. Any prolonged disruption of delivery services due to COVID 19 or any other reason could have an adverse effect on the financial condition and financial performance of the Company. Rising costs associated with delivery services used by the Company to ship its products may also adversely impact the business of the Company and its ability to operate profitably.

Reliance on Key Inputs

The Company's business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. As a result of the COVID 19 crisis, businesses have been experiencing significant disruption in the supply chain particularly with respect to materials and supplies produced outside of Canada. Any significant interruption, increase in costs or other negative change in the availability or economics of the supply chain for key inputs (some of which may be caused by climate change) could materially impact the business, financial condition and financial performance of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, or if imports from such suppliers were otherwise unavailable, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and financial performance of the Company.

Dependence on Suppliers and Skilled Labour

The ability of the Company to carry on its business will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company's capital expenditure program may be significantly greater than anticipated by the Company's management and may be greater than the funds available to the Company, in which circumstance the Company may curtail, or extend the time frames for completing its capital expenditure plans. This could have an adverse effect on the financial results of the Company.

Intellectual Property

The Company has limited protection under law against potential infringements of its product names or marks, or against other misappropriation of its other intellectual property including its trade name and plant strains. For example, the status of intellectual property in plant strain may be uncertain at law and may be difficult to prove in practice. Monitoring infringement or misappropriation of intellectual property can be difficult and expensive, and the Company may not be able to detect every infringement or misappropriation of its proprietary rights. Even if the Company does detect infringement or misappropriation of its proprietary rights, litigation to enforce these rights could cause the Company to divert financial and other resources away from its business operations.

Additionally, third parties may claim that products or marks that the Company has independently developed or which bear certain of the Company's trademarks infringe upon their intellectual property rights and there can be no assurance that one or more of the Company's products or marks will not be found to infringe upon third party intellectual property rights in the future.

Risks related to Nutraceutical Products

The Company's 51% owned subsidiary, EHN, is a company focused on the distribution, sale and development of natural health products designed to stimulate the human endocannabinoid system, known as the Endo line. This unique line of products has never been sold in Canada, and therefore sales of such products will be subject to all of the risks commonly associated with the sale of newly developed products, including those set forth above under "Competition". The benefits of such products have not been proven in clinical trials and may not materialize. If the benefits of such products are not as expected by the Company then sales of such products may be adversely impacted. In addition, demand for such products in Canada is unknown and sales of these products may not meet the Company's expected targets.

The Endo line of products was licenced from EHB, an American company which is a related party, as it is owned by Sciences, that currently manufactures and sells these products in the United States. As a part of the licence, EHB will supply the products to EHN for distribution and sale. EHN does not have control over the manufacturing process of the products, and thus, cannot guarantee a consistent supply of the product for the Canadian market.

The Endo line of products are generally not patented domestically or abroad, and the legal protections afforded by common law and contractual proprietary rights in such products provide only limited protection and may be time consuming and expensive to enforce or maintain. Further, despite the Company's efforts, it may be unable to prevent third parties from infringing upon or misappropriating its proprietary rights or from independently developing non infringing products that are competitive with, equivalent to or superior to the Endo line products.

Failure of Counterparties to Fulfill Obligations

The Company is party to various agreements with third parties related to supply, research and other matters. Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. To the extent counterparties do not abide by their contractual obligations, the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's profitability, results of operations and financial condition.

Reliance on Provincial Wholesale Distributors

The Company derives a significant portion of its revenues from the adult use recreational cannabis industry and market in Canada, including through agreements with provincial wholesale distributors. The agreements with provincial wholesalers do not contain purchase commitments or otherwise obligate the purchaser to buy a minimum or fixed volume of products from the Company. The amount of cannabis that provincial wholesalers may purchase under agreements with the Company may therefore vary from what the Company expects or has planned for. As a result, the Company's revenues could fluctuate materially in the future and could be materially and disproportionately impacted by the purchasing decisions of the provincial wholesalers. If any of the provincial wholesalers decide to purchase lower volumes of products from the Company than the Company expects, alters its purchasing patterns at any time with limited notice or decides not to continue to purchase the Company's cannabis products at all, the Company's revenues could be materially adversely affected, which could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Difficulty to Forecast

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the legal cannabis industry in Canada. A failure in the demand for its products to materialize as a result of economic, market, competition, technological change, regulatory burden or other factors could have a material adverse effect on the business, financial performance and financial condition of the Company.

Management of Growth

The Company may be subject to growth related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage and finance growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth and its financing needs may have a material adverse effect on the Company's business, financial condition, financial performance and prospects.

Factors which may Prevent Realization of Growth Targets

The Company is currently in the early development stage and its growth strategy contemplates expanding its production facilities with additional production resources and constructing new growing facilities. There is a risk that such construction and expansion will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

(a)	delays in obtaining, or conditions imposed by, regulatory approvals and licences including approvals from Health Canada and under local by laws;

(b)	delays caused by factors relating to the COVID 19 crisis, including closure of sites or unavailability of contractors or materials;

(c)	plant design errors;

(d)	environmental pollution;

(e)	non performance by third party contractors;

(f)	increases in materials or labour costs;

(g)	cash flow issues;

(h)	production falling below expected levels of output or efficiency;

(i)	breakdown, aging or failure of equipment or processes;

(j)	contractor or operator errors;

(k)	labour disputes, disruptions or declines in productivity;

(l)	inability to attract sufficient numbers of qualified workers;

(m)	disruption in the supply of energy and utilities; and

(n)	major incidents and/or catastrophic events such as fires, explosions, earthquakes or storms.

As a result, there is a risk that the Company may not have product or sufficient product available for shipment to meet future demand when it arises. Failure to satisfy such future demand may have a material adverse effect on the Company's revenue and financial performance and may result in the loss of future customers and market share.

Unfavourable Publicity or Consumer Perception

The Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Company's products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company's products and the business, financial performance, financial condition and cash flows of the Company. The Company's dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company's products, and the business, financial performance, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Company's products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Limited Research on Health Impact

To date, there is limited research on the short term and long term effects of cannabis use on human health, whether used for recreational or medicinal purposes. As such, there are inherent risks associated with using the Company's cannabis products. Previously unknown or unforeseeable adverse reactions arising from human consumption of cannabis products may occur. Future research and clinical trials may reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to cannabis, which could adversely affect social acceptance of cannabis and the demand for the Company's products.

Damage to the Company's Reputation

Damage to the Company's reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web based tools used to generate, publish and discuss user generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regard to the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company's overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows, growth prospects and market price of the Company's securities.

Third Party Reputational Risk

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of the Company's cannabis business activities. This may impact the Company's ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion. Failure to establish or maintain such business relationships could have a material adverse effect on the Company.

Recent Announcements and Risks Regarding Vaporizer Products

Public health agencies have recently issued warnings to the public regarding the use of vaping liquids, including those that contain cannabis derivatives and ingredients, in light of a potential, but unconfirmed, links to lung injuries. While the Company does not currently produce any vaping liquids or other products and has not applied to Health Canada for approval of any such products, it may seek to do so in the future. There may be future governmental and private sector actions aimed at reducing the sale of vaping liquids containing cannabis and/or seeking to hold manufacturers of vaping liquids containing cannabis responsible for the adverse health effects associated with the use of such products. These actions, combined with potential deterioration in the public's perception of vaping liquids containing cannabis, could adversely impact the market for such products when and if it develops and could also adversely impact on the overall market for cannabis products. Any such adverse impact may also have a negative impact on the financial condition and results of operations of the Company regardless of whether the Company produces vaping liquids or similar products.

Cash Flows and Financial Losses

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and expects to incur losses in the future unless and until it can derive sufficient revenues from its business. The Company may not be able to achieve or maintain profitability and will continue to experience negative cash flow from operations in the foreseeable future. In addition, the Company expects to see operating costs increase as its operational sites come online. If the Company's revenues do not increase to offset these expected increases in operating expenses, the Company will not be profitable, and this may jeopardize the Company's ability to continue as a going concern.

Limited Operating History

The Company was incorporated in 2013 and has yet to generate significant revenue. The Company is therefore subject to many of the risks common to early stage enterprises, including under capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of the early stage of the Company's operations.

Conflicts of Interest

The officers and directors of the Company may be engaged in a range of business activities and accordingly, the Company may be subject to potential conflicts of interest. Dr. Avtar Dhillon, Mr. Jim Heppell and Mr. Punit Dhillon, each of whom is a director of the Company, are also directors and/or officers of Sciences, a control person of the Company. In addition, Dr. Avtar Dhillon is also the chief executive officer and a significant securityholder of Sciences. The Company's executive officers and directors may also devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company's executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company's business and affairs and that could adversely affect the Company's operations. These business interests could require significant time and attention of the Company's executive officers and directors and could adversely affect the Company's operations, business, financial condition and financial performance.

The Company has entered into various agreements with related parties of the Company, each of whom has some of the same directors and officers of the Company, including: the Third Amended and Restated ICA; the Hemp Supply Agreement; the Research Agreement; the Richmond Lease Agreement; a supply and distribution agreement with Avricore Health Inc. (formerly, VANC Pharmaceuticals Inc.) (the "Avricore Supply Agreement"), a company whose Chief Executive Officer is a director of the Company; and the JV Supply Agreement. All such transactions were exempt from valuation and minority approval requirements under applicable securities laws and stock exchange requirements.

In addition, the Company may become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with persons, firms, institutions or corporations with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Such conflicts could adversely affect the Company's operations, business, financial condition and financial performance.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company's directors, a director who has such a conflict is required to disclose his/her conflict and interest in the transaction and abstain from voting (where applicable) for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

Reliance on Management

The success of the Company is primarily dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees indefinitely. Any loss of the services of any such individuals (including as a result of quarantine and/or illness caused by COVID 19) could have a material adverse effect on the Company.

General Business Risk and Liability

Given the nature of the Company's business, it may from time to time be subject to claims or complaints from shareholders or others in the normal course of business. The legal risks facing the Company and its directors, officers, employees or agents in this respect include potential liability for violations of securities laws, breach of fiduciary duty and misuse of funds. Violations of securities laws and breaches of fiduciary duty could result in civil liability, fines, sanctions, or the suspension or revocation of the Company's right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Operating Risk and Insurance Coverage

The Company has insurance to protect its assets, operations and employees. While the Company believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company's liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, the business, financial performance and financial condition of the Company could be materially adversely affected.

Integration of Acquired Businesses

The Company has in the past acquired, directly or indirectly, interests in businesses complementary to the business of the Company and the Company may in the future make additional acquisitions. The success of such acquisitions will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on the Company's ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating such businesses. This integration may require the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities of the Company and from operational matters during this process. Any such integration processes may result in the loss of key employees and the disruption of ongoing business and employee relationships that may adversely affect the Company's ability to achieve the anticipated benefits of any such acquisitions.

Future Litigation

The Company may become party to litigation (including arbitration or mediation) from time to time, which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company or should the Company enter into a settlement, the amount of the award or settlement could adversely affect the Company's resources and its ability to continue operating and the market price for the Common Shares. Monitoring and defending litigation, whether or not meritorious, can be time consuming and may result in significant expenses, including legal fees and other costs. Even if the Company is involved in litigation and is successful, litigation can redirect significant Company resources and attention away from the business of the Company and may have a material adverse effect on the Company's business, reputation, financial condition, financial performance and financial prospects. To the extent such litigation involves the Joint Venture, such litigation may have a similar impact on the Joint Venture, which in turn may have an indirect impact on the Company's own business as a result of its ownership interest in the Joint Venture.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Information Systems Security Threats

The Company has entered into agreements with third parties for hardware, software, telecommunications and other information technology ("IT") services in connection with its operations. The Company's operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. The Company's operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company's reputation and financial performance.

The Company has not experienced any material losses to date relating to cyber attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company's risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Furthermore, there are a number of federal and provincial laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) ("PIPEDA"), protect medical records and other personal health information by limiting their use and disclosure to the minimum level reasonably necessary to accomplish the intended purpose. If the Company was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of patient health information, it could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the business, results of operations and financial condition of the Company.

Environmental and Employee Health and Safety Regulations

The Company's operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non hazardous materials and wastes, and employee health and safety. The Company will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Governmental approvals and permits are currently, and may in the future be, required in connection with the Company's operations. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on the Company's manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company's operations or give rise to material liabilities, which could have a material adverse effect on the business, financial performance and financial condition of the Company.

TSXV Restrictions on Business

The Company has delivered an undertaking to the TSXV confirming that, while listed on the TSXV, the Company will only conduct the business of the direct and indirect production, sale, extraction and distribution of cannabis and its extracts and derivatives in Canada, pursuant to one or more licences issued by Health Canada in accordance with applicable Canadian law, unless prior approval is obtained from the TSXV. This undertaking could have an adverse effect on the Company's ability to expand its business into other areas when the Company's competitors have no such restrictions. All such restrictions could materially and adversely affect the growth, business, financial condition and financial performance of the Company.

Restrictions on Sales Activities

The legal cannabis industry in Canada is in its early development state and restrictions on sales and marketing activities imposed by Health Canada, various medical associations, other governmental or quasi governmental bodies or voluntary industry associations may adversely affect the Company's ability to conduct sales and marketing activities and could have a material adverse effect on the Company's business, financial performance or financial condition.

The Market Price of the Common Shares May be Subject to Wide Price Fluctuations

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the financial performance of the Company, divergence in financial results from analysts' expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions (including changes to economic conditions as a result of the ongoing COVID 19 crisis), legislative changes, possible efforts by short sellers to drive down the market price of the Common Shares (see "Effect of Short Sales" below) and other events and factors outside of the Company's control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Common Shares.

The market price of the Common Shares and the common shares of other companies that shareholders or investors may consider to be comparable to the Company have experienced significant price and volume fluctuations recently. In particular, the market price of such shares are impacted by news reports relating to competitive developments, market prices of competitor stocks, regulatory changes and other related issues in the legal cannabis industry, including the Cannabis Act.

Limited Market for Common Shares

The Company is listed on the TSXV, however, there can be no assurance that an active and liquid market for the Common Shares will develop or be maintained and a shareholder may find it difficult to resell Common Shares.

Effect of Short Sales

Any downward pressure on the price of Common Shares could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a shareholder or broker and sells the borrowed shares. The prospective seller anticipates that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to a lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. For the Company, short sales of Common Shares could place downward pressure on the market price of the Common Shares by increasing the number of Common Shares being sold, which could lead to a decline in the market price of the Common Shares.

As it is in the short seller's interest for the market price to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business practices and prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the shares short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. In such a case, the issuer may have very little recourse against the short seller. The publication of any such commentary regarding the Company in the future may bring about a temporary, or possibly long term, decline in the market price of the Common Shares. No assurances can be made that declines in the market price of the Common Shares will not occur in the future, in connection with such commentary by short sellers or otherwise. When the market price of a company's stock drops significantly, it is not unusual for shareholder lawsuits to be filed or threatened against the company and its board of directors and for the company to suffer reputational damage. Such lawsuits could cause the Company to incur substantial costs and divert the time and attention of the Company's board of directors and management. Reputational damage may also affect the Company's ability to maintain and develop business relationships, which could likewise adversely affect the Company's earnings. Negative reports issued by short sellers could also negatively impact the Company's ability to attract and retain employees.

A Substantial Number of Common Shares are Owned by a Single Shareholder

A significant percentage of the Company's outstanding Common Shares are owned by a single shareholder, Sciences, a control person of the Company. For more information, see "Conflicts of Interest" above. As such, Sciences is in a position to exercise influence over matters requiring shareholder approval, including: the determination of significant corporate actions that could otherwise be beneficial to the Company's other shareholders; the election and removal of directors; amendments to the Company's corporate governing documents; and business combinations. The Company's interests and those of Sciences may at times conflict. The concentration of control by a single shareholder may practically preclude an unsolicited take over bid for the Common Shares, and this may adversely impact the value and trading price of the Common Shares.

Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on the Common Shares in the foreseeable future. The declaration and payment of dividends is subject to approval by the Company's board of directors in accordance with, among other things, applicable corporate law. Any dividends paid by the Company would be subject to applicable tax and, potentially, withholdings.

Actions against the Company and its Directors and Officers

The Company and its subsidiaries are corporations organized under the laws of the Province of British Columbia or other Canadian jurisdictions. Certain of the Company's directors and officers reside principally in Canada. Because all or a substantial portion of the Company's assets and the assets of these persons are located in Canada, it may not be possible for foreign investors to effect service of process from outside of Canada upon the Company or those persons. Furthermore, it may not be possible to enforce against the Company foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

Negative Cash Flow from Operating Activities

The Company has not yet achieved positive operating cash flow, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business. Such future losses could have an adverse effect on the market price of the Company's securities, which could cause investors to lose part or all of their investment.

Financial Statements contain a Going Concern Disclosure

The Company's interim and annual financial statements contain a going concern disclosure. The Company has a limited operating history and a history of negative cash flow from operating activities. The Company's ability to continue as a going concern is dependent upon its ability to: raise additional capital; achieve sustainable revenues and profitable operations; and obtain the necessary financing to meet obligations and repay liabilities when they become due. No assurances can be given that the Company will be successful in achieving these goals. If the Company is unable to achieve these goals, its ability to carry out and implement planned business objectives and strategies will be significantly delayed, limited or may not occur. These material circumstances cast substantial doubt on the Company's ability to continue as a going concern and ultimately on the appropriateness of the use of the accounting principles applicable to a going concern. The Company's financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company continues to have access to equity and debt capital from public and private markets in Canada but there are no guarantees that such capital will be available.

Enforceability of Actions

The Company is a company incorporated under the laws of the province of British Columbia. Certain of the Company's directors and officers reside principally in Canada. Because substantially all of the Company's assets and the assets of these persons are located outside of the United States, it may not be possible for a purchaser to effect service of process within the United States upon the Company or those persons. Furthermore, it may not be possible for a purchaser to enforce against the Company or those persons in the United States, judgments obtained in United States courts based upon the civil liability provisions of the United States federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those actions against the Company or certain of the Company's directors and officers. Additionally, some of the directors and officers of the Company reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for purchaser to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons.

Holding Company

The Company is a holding company and essentially all of its assets are shares of its subsidiaries and the Joint Venture. As a result, shareholders are subject to the risks attributable to its subsidiaries and the Joint Venture. As a holding company, the Company conducts substantially all of its active business through its subsidiaries and the Joint Venture, which together generate substantially all of its revenues. Consequently, the Company's cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the Joint Venture and the distribution of those earnings to the Company. The ability of its subsidiaries and the Joint Venture to pay dividends and other distributions will depend on their financial performance and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained and contractual restrictions contained in the instruments governing its debt. In the event of a bankruptcy, liquidation or reorganization of a subsidiary or the Joint Venture, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of such entity before the Company.

Disclosure Controls and Procedures

During the year ended December 31, 2019 there were no significant changes in the Company’s internal control over financial reporting.

The management of the Company is responsible for establishing and maintaining appropriate information systems, procedures and controls to ensure that information used internally and disclosed externally is complete, reliable and timely. The Company’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they make.

The management of the Company has filed the Venture Issuer Basic Certificate with the Annual Filings on SEDAR at www.sedar.com. In contrast to the certificate under National Instrument (“NI 52 109”) (Certification of Disclosure in Issuer’s Annual and Interim Filings), the Venture Issuer Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financing reporting, as defined in NI 52 109. Investors should be aware that inherent limitations on the ability of the Company’s certifying officers to design and implement on a cost effective basis disclosure controls and procedures and internal controls over financial reporting as defined in NI 52 109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Treatment as Passive Foreign Investment Company

United States purchasers should be aware that they could be subject to certain adverse United States federal income tax consequences in the event that the Company is classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes. The determination of whether the Company is a PFIC for a taxable year depends, in part, on the application of complex United States federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the Company's income, expenses and assets from time to time and the nature of the activities performed by the Company's officers and employees. Prospective purchasers should carefully read the tax discussion in any applicable Prospectus Supplement for more information and consult their own tax advisers regarding the likelihood and consequences of the Company being treated as a PFIC for United States federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences but may result in an inclusion in gross income without receipt of such income.

Foreign Private Issuer Status and Emerging Growth Company Status

As a foreign private issuer, as defined in Rule 3b 4 under the U.S. Exchange Act, the Company is exempt from certain of the provisions of the United States federal securities laws. For example, the United States proxy rules and the Section 16 reporting and "short swing" profit rules do not apply to foreign private issuers.

However, if the Company were to lose its status as a foreign private issuer, these regulations would immediately apply and the Company would also be required to commence reporting on forms required of United States companies, such as Forms 10 K, 10 Q and 8 K, rather than the forms currently available to the Company, such as Forms 20 F and 6 K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require the Company's management to devote substantial time and resources to comply with new regulatory requirements.

Further, to the extent that the Company were to offer or sell its securities outside of the United States, the Company would have to comply with the more restrictive Regulation S requirements that apply to United States companies, and the Company would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit the Company's ability to access United States' capital markets in the future.

The Company also qualifies as an "emerging growth company" as defined in the United States Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies that are not emerging growth companies. These reduced reporting requirements include an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting. The Company may take advantage of some of these exemptions until it is no longer an emerging growth company. The Company could remain an emerging growth company for up to five years, although circumstances could cause the Company to lose that status earlier, including if the market value of the Common Shares held by non affiliates exceeds US$700.0 million as of the end of our most recently completed second fiscal quarter, if we have total annual gross revenue of US$1.07 billion or more during any fiscal year, or if we issue more than US$1.0 billion in non convertible debt during any three year period.

Forward Looking Statements

Certain statements contained in this Management Discussion and Analysis ("MD&A") constitute forward looking information or forward looking statements under applicable securities laws (collectively, "forward looking statements"). These statements relate to future events or future performance, business prospects or opportunities of Emerald Health Therapeutics, Inc. and its subsidiaries (together the "Company" or "Emerald"). All statements other than statements of historical fact may be forward looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "forecast", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions) are not statements of historical fact and may be "forward looking statements".

Examples of forward looking statements in this MD&A include, but are not limited to, statements in respect of: distributions of Common Shares under the ATM Program; future financings; the retrofit of the Delta 2 Facility; the expansion of the Company's operations in British Columbia and Québec; payment of outstanding amounts in respect of the acquisition of Verdélite and Verdélite Holdings; the conversion of the Convertible Debentures; the acceleration of the outstanding warrants; the Company's intention to use proceeds of financings including the ATM Program to fund the completion of capital projects and potential future expansion and acquisitions, including partnership transactions, for research and development and to expand the Company's existing extraction capabilities, and for working capital and general corporate purposes; potential proceeds from the exercise of the Company's outstanding common share purchase warrants; actions taken by the Company to maintain or adjust its capital structure; management's anticipation of long term future profitability; the Company's intentions to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company's marketing and sales initiatives; benefits received by the Company from its transactions with Sciences, a control person of the Company, and the opportunities that such transactions provide; the development of the Joint Venture's business; production at the Company's facilities; the focus of the Company's efforts; and the effect that each risk factor will have on the Company.

Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward looking statements. The reader of these statements is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties relating to, among others: market price of cannabis; securing product supply; continued availability of capital financing and general economic, market or business conditions; reliance on cultivation, production and sales licences to produce and sell cannabis and cannabis oils issued to the Company under the Cannabis Act and its ability to maintain these licences; regulatory risks relating to the Company's compliance with the Cannabis Regulations; regulatory approvals for expansion of current production facility, development of new production facilities and greenhouse retrofits by the Company and the Joint Venture; the Joint Venture’s and the Company's reliance on their respective licences to cultivate and sell cannabis under the Cannabis Act and their respective abilities to maintain such licences; Avalite's reliance on its dealer licence to provide analytical testing of cannabis and production of CBD issued to it under the Cannabis Act and its ability to maintain this licence; the Company's ability to execute its multi phase expansion plan and its plans with the Joint Venture; changes in laws, regulations and guidelines; changes in government; changes in government policy; increased competition in the cannabis market; the limited operating history of the Company; the Company's reliance on key persons; failure of counterparties to perform contractual obligations; difficulties in securing additional financing; unfavourable publicity or consumer perception of the cannabis industry; the impact of any negative scientific studies on the effects of cannabis; demand for labour; difficulties in construction or in obtaining qualified contractors to complete greenhouse retrofits; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; results of litigation; the Company's ability to develop and commercialize pharmaceutical products; failure to obtain regulatory approval for pharmaceutical products; changes in the Company's over all business strategy; restrictions of the TSX Venture Exchange on the Company's business; and the Company's assumptions stated herein being correct. See "Risks and Uncertainties" in this MD&A and other factors described in the Company's Annual Information Form under the heading "Risk Factors".

The Company believes that the expectations reflected in any forward looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward looking statements included in, or incorporated by reference into, this MD&A should not be unduly relied upon. These statements speak only as of the date of this MD&A. The Company does not intend, and does not assume any obligation, to update these forward looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward looking statements.